Exhibit 99.1

Item 6.	SELECTED FINANCIAL DATA

Selected Financial Data
(In millions, except ratio and per share data)

	2009	2008	2007	2006	2005

Net sales and other operating income	$69,207	$69,816	$44,018	$36,596	$35,943
Depreciation	730	721	701	657	665
Net earnings attributable to controlling interests	1,684	1,780	2,154	1,312	1,044
Basic earnings per common share	2.62	2.76	3.31	2.01	1.60
Diluted earnings per common share	2.62	2.75	3.28	2.00	1.59
Cash dividends	347	316	281	242	209
Per common share	0.54	0.49	0.43	0.37	0.32

Working capital	$10,523	$10,833	$7,254	$5,661	$4,344
Current ratio	2.2	1.7	1.9	1.9	1.8
Inventories	7,782	10,160	6,060	4,677	3,907
Net property, plant, and equipment	7,950	7,125	6,010	5,293	5,184
Gross additions to property, plant, and equipment	2,059	1,789	1,404	841	647
Total assets	31,582	37,052	25,114	21,269	18,598
Long-term debt	7,592	7,443	4,468	4,050	3,530
Shareholders’ equity	13,653	13,666	11,446	9,838	8,472
Per common share	21.27	21.22	17.80	15.00	13.03

Weighted average shares outstanding-basic	643	644	651	654	654
Weighted average shares outstanding-diluted	644	646	656	656	656

Significant items affecting the comparability of the financial data shown above are as follows.

•
Net earnings attributable to controlling interests for 2009 include a non-cash charge of $275 million ($171 million after tax, equal to $0.27 per share) related to currency derivative losses of the Company’s equity investee, Gruma S.A.B. de C.V. and a $158 million income tax charge (equal to $0.24 per share) related to the reorganization of the holding company structure in which the Company holds a portion of its equity investment in Wilmar International Limited.  For further information concerning these two significant items see Notes 6 and 12 in Item 8, Financial Statements and Supplementary Data (Item 8).

•
Net earnings attributable to controlling interests for 2007 include a gain of $440 million ($286 million after tax, equal to $0.44 per share) related to the exchange of the Company’s interests in certain Asian joint ventures for shares of Wilmar International Limited, realized securities gains of $357 million ($225 million after tax, equal to $0.34 per share) related to the Company’s sale of equity securities of Tyson Foods Inc. and Overseas Shipholding Group Inc. and a $209 million gain ($132 million after tax, equal to $0.20 per share) related to the sale of businesses.

•
Net earnings attributable to controlling interests for 2005 include a gain of $159 million ($119 million after tax, equal to $0.18 per share) related to the sale of the Company’s interest in Tate & Lyle PLC.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

The Company is principally engaged in procuring, transporting, storing, processing, and merchandising agricultural commodities and products.  The Company’s operations are classified into three reportable business segments: Oilseeds Processing, Corn Processing and Agricultural Services.  Each of these segments is organized based upon the nature of products and services offered.  The Company’s remaining operations are aggregated and classified as Other.

The Oilseeds Processing segment includes activities related to the origination and crushing of oilseeds such as soybeans, cottonseed, sunflower seeds, canola, rapeseed, peanuts, and flaxseed into vegetable oils and protein meals principally for the food and feed industries.  In addition, oilseeds and oilseed products may be processed internally or resold into the marketplace as raw materials for other processing.  Crude vegetable oil is sold "as is" or is further processed by refining, bleaching, and deodorizing into salad oils.  Salad oils can be further processed by hydrogenating and/or interesterifying into margarine, shortening, and other food products. Partially refined oil is sold for use in chemicals, paints, and other industrial products.  Refined oil can be further processed for use in the production of biodiesel.  Oilseed protein meals are primary ingredients used in the manufacture of commercial livestock and poultry feeds.  Oilseeds Processing includes activities related to the production of natural health and nutrition products and the production of other specialty food and feed ingredients.  This segment also includes activities related to the Company’s unconsolidated affiliate in Asia, Wilmar International Limited.

The Corn Processing segment includes activities related to the production of sweeteners, starches, dextrose, and syrups primarily for the food and beverage industry as well as activities related to the production, by fermentation, of bioproducts such as ethanol, amino acids, and other food, feed and industrial products.

The Agricultural Services segment utilizes the Company’s extensive grain elevator and transportation network to buy, store, clean, and transport agricultural commodities, such as oilseeds, corn, wheat, milo, oats, rice, and barley, and resells these commodities primarily as food and feed ingredients for the agricultural processing industry.  In addition, the Agricultural Services segment includes activities related to edible bean procurement, rice milling, formula feed, and animal health and nutrition.  Agricultural Services’ grain sourcing and transportation network also provides reliable and efficient services to the Company’s agricultural processing operations. Also included in Agricultural Services are the activities of A.C. Toepfer International, a global merchant of agricultural commodities and processed products.

Other includes the Company’s remaining processing operations, consisting of activities related to processing agricultural commodities into food ingredient products such as wheat into wheat flour, cocoa into chocolate and cocoa products, barley into malt, and sugarcane into sugar and ethanol. Other also includes financial activities related to banking, captive insurance, private equity fund investments, and futures commission merchant activities.

Operating Performance Indicators

The Company’s Oilseeds Processing, Agricultural Services, and wheat processing operations are principally agricultural commodity-based businesses where changes in selling prices move in relationship to changes in prices of the commodity-based agricultural raw materials.  Therefore, changes in agricultural commodity prices have relatively equal impacts on both net sales and other operating income and cost of products sold and minimal impact on the gross profit of underlying transactions. As a result, changes in gross profit of these businesses do not necessarily correspond to the changes in net sales and other operating income amounts.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

The Company’s Corn Processing operations and certain other food and animal feed processing operations also utilize agricultural commodities (or products derived from agricultural commodities) as raw materials.  In these operations, agricultural commodity market price changes can result in significant fluctuations in cost of products sold, and such price changes cannot necessarily be passed directly through to the selling price of the finished products.

The Company conducts its business in many countries.  For the majority of the Company’s subsidiaries located outside the United States, the local currency is the functional currency.  Revenues and expenses denominated in foreign currencies are translated into U.S. dollars at the weighted average exchange rates for the applicable periods.  Fluctuations in the exchange rates of foreign currencies, primarily the Euro, British pound, and Canadian dollar, as compared to the U.S. dollar will result in corresponding fluctuations in the U.S. dollar value of revenues and expenses reported by the Company.  The impact of these currency exchange rate changes, where significant, is discussed below.

The Company measures the performance of its business segments using key operating statistics such as segment operating profit, return on fixed capital investment, return on net assets, and return on equity.  The Company’s operating results can vary significantly due to changes in factors such as fluctuations in energy prices, weather conditions, crop plantings,  government programs and policies, changes in global demand resulting from population growth and changes in standards of living, and global production of similar and competitive crops.  Due to these unpredictable factors, the Company does not provide forward-looking information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2009 Compared to 2008

As an agricultural commodity-based business, the Company is subject to a variety of market factors which affect the Company’s operating results.  Net corn costs increased significantly in 2009 compared to 2008, negatively impacting ethanol margins, and, to a lesser extent, sweeteners and starches margins as the higher net corn costs were only partially offset by increased selling prices for sweeteners and starches.  Additionally, lower demand for gasoline, decreased gasoline prices and excess ethanol industry capacity negatively impacted ethanol margins.  Demand for agricultural commodities, freight, and other products was weaker during 2009 in line with the downturn in the global economy.  Results were negatively impacted by decreased equity earnings in unconsolidated affiliates including significant non-cash charges related to currency derivative losses incurred by the Company’s equity investee, Gruma S.A.B. de C.V., and losses from the Company’s managed fund investments.

Earnings before income taxes for 2009 include a credit of $517 million from the effect of changing commodity prices on LIFO inventory valuation reserves, compared to a charge of $569 million in 2008.

Income taxes for 2009 include charges of $158 million resulting from the restructuring of a holding company in which the Company holds a portion of its equity investment in Wilmar International Limited.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Analysis of Statements of Earnings

Net sales and other operating income decreased 1% to $69.2 billion due to foreign exchange translation impacts and decreased sales volumes partially offset by higher average selling prices.  Net sales and other operating income increased $3.0 billion due to higher average selling prices primarily related to higher underlying commodity costs, decreased $2.0 billion due to foreign exchange translation impacts, and decreased $1.6 billion due to lower sales volumes and other.

Net sales and other operating income by segment are as follows:

	2009	2008	Change
	(In millions)
Oilseeds Processing
Crushing & Origination	$15,579	$14,477	$1,102
Refining, Packaging, Biodiesel & Other	8,760	8,588	172
Asia	179	214	(35)
Total Oilseeds Processing	24,518	23,279	1,239

Corn Processing
Sweeteners & Starches	3,785	3,546	239
Bioproducts	3,938	3,591	347
Total Corn Processing	7,723	7,137	586

Agricultural Services
Merchandising & Handling	31,342	33,749	(2,407)
Transportation	242	219	23
Total Agricultural Services	31,584	33,968	(2,384)

Other
Wheat, Cocoa, Malt & Sugar	5,272	5,335	(63)
Financial	110	97	13
Total Other	5,382	5,432	(50)
Total	$69,207	$69,816	$(609)

Oilseeds Processing sales increased 5% to $24.5 billion due principally to increased sales volumes of merchandised oilseeds and biodiesel partially offset by lower sales volumes of vegetable oil and protein meal.  Corn Processing sales increased 8% to $7.7 billion due principally to higher sales volumes of ethanol and higher average selling prices of sweeteners and starches, partially offset by lower average selling prices of ethanol.  Agricultural Services sales decreased 7% to $31.6 billion due principally to lower sales volumes of grain.  Other sales decreased 1% to $5.4 billion primarily due to the sale of the Company’s malting business during the first quarter of fiscal year 2009 and lower average selling prices of wheat flour.  Partially offsetting these decreases were higher average selling prices of cocoa products and increased chocolate sales volumes.

Cost of products sold decreased 1% to $65.1 billion, in line with the decrease in net sales and other operating income.  Cost of products sold decreased $856 million due principally to decreased sales volumes, decreased LIFO inventory valuations and approximately $1.9 billion from the impact of foreign currency translation, partially offset by increased agricultural commodity costs.  Manufacturing expenses decreased $215 million primarily due to decreased energy and fuel costs.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Selling, general and administrative expenses of $1.4 billion were comparable to 2008.  Decreased employee-related costs and favorable impacts from foreign currency translation were offset by increases in provisions for doubtful accounts.

Other (income) expense – net decreased $348 million primarily due to decreased results from equity earnings of unconsolidated affiliates of $270 million, and decreased investment income.  Equity earnings in unconsolidated affiliates included $275 million of foreign exchange derivative losses incurred by the Company’s equity investee, Gruma S.A.B. de C.V.

Operating profit by segment is as follows:

	2009	2008	Change
	(In millions)
Oilseeds Processing
Crushing & Origination	$767	$727	$40
Refining, Packaging, Biodiesel & Other	265	181	84
Asia	248	132	116
Total Oilseeds Processing	1,280	1,040	240

Corn Processing
Sweeteners & Starches	500	557	(57)
Bioproducts	(315)	404	(719)
Total Corn Processing	185	961	(776)

Agricultural Services
Merchandising & Handling	832	873	(41)
Transportation	162	144	18
Total Agricultural Services	994	1,017	(23)

Other
Wheat, Cocoa, Malt & Sugar	51	217	(166)
Financial	(57)	206	(263)
Total Other	(6)	423	(429)
Total Segment Operating Profit	2,453	3,441	(988)
Corporate	47	(847)	894
Earnings Before Income Taxes	$2,500	$2,594	$(94)

Oilseeds Processing operating profit increased 23% to $1.3 billion.  Crushing and origination results increased $40 million. Improved global crushing margins were partially offset by lower fertilizer sales volumes and margins and lower North American crushing volumes due to decreased demand for vegetable oil and protein meal.  Refining, packaging, biodiesel and other results increased $84 million due principally to higher biodiesel sales volumes in South America and increased average margins for value-added products.  2008 results for refining, packaging, biodiesel and other included asset abandonment charges of $27 million.  Asia results increased $116 million due principally to the Company’s share in improved operating results of Wilmar International Limited.

Corn Processing operating profits decreased 81% to $185 million.  Sweeteners and starches decreased $57 million due to the impact of higher net corn costs partially offset by higher average sweetener and starches selling prices.  Bioproducts operating profit decreased $719 million for the year as ethanol and lysine margins declined significantly due to higher corn costs and lower average selling prices.  Ethanol margins were also impacted by lower demand for gasoline, decreased gasoline prices, and excess ethanol industry capacity.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Agricultural Services operating profits decreased 2% to $994 million.  Merchandising and handling profit decreased $41 million.  Merchandising margins moderated as demand for commodities slowed following the downturn in the global economy.  Transportation results increased $18 million due to higher barge freight rates.

Other operating profits decreased 101% to a loss of $6 million.  Wheat, cocoa, malt, and sugar processing operating profit decreased $166 million for the year primarily due to equity losses from the Company’s investment in Gruma, partially offset by improved cocoa and wheat processing margins.  Financial operating profit decreased $263 million due to losses on managed fund investments compared to gains for the year ended June 30, 2008, increased captive insurance loss provisions and decreased interest income and lower marketable security gains of the Company’s brokerage service business.

Corporate results increased $894 million to $47 million, primarily due to the effects of changing commodity prices on LIFO inventory valuations which resulted in credits of $517 million for the year ended June 30, 2009, compared to $569 million of LIFO charges for the year ended June 30, 2008.  Unallocated interest expense increased $240 million primarily due to higher long-term debt interest expense and decreased interest income.  Corporate interest income decreased due to lower short-term interest rates and lower working capital requirements of the operating segments.

The Company’s effective tax rate during 2009 was 32.5% compared to 31.1% during 2008.  Income taxes increased $4 million.  Lower pre-tax earnings and positive impacts from favorable changes in geographic mix of earnings, currency translation impacts in South America, lower tax rates in certain foreign jurisdictions, and return to provision adjustments, were offset by charges of $158 million resulting from the restructuring of a holding company in which the Company holds a portion of its equity investment in Wilmar International Limited.

2008 Compared to 2007

As an agricultural commodity-based business, the Company is subject to a variety of market factors which affect the Company’s operating results.   Strong demand for agricultural commodities and processed products challenged the global supply chain and provided exceptional margin opportunities in 2008.  Strong global demand for protein meal and vegetable oil and strong fertilizer demand in South America positively impacted Oilseeds Processing results.  The market price of corn rose due to increased demand, resulting in higher raw material costs for Corn Processing which were only partially passed on in the form of increased selling prices for sweeteners and starches.  Average ethanol selling prices decreased due to additional supply entering the market.  Large North American crops combined with global wheat shortages created favorable conditions in agricultural merchandising and handling operations.  Increased commodity costs resulted in larger LIFO inventory valuation reserves.

Earnings before income taxes decreased due principally to gains totaling $1.0 billion before income tax on business disposals recorded in 2007 including $440 million related to the exchange of the Company’s interest in certain Asian joint ventures for shares of Wilmar International Limited (the Wilmar gain), a $357 million realized securities gain from sales of the Company’s equity securities of Tyson Foods, Inc. and Overseas Shipholding Group, Inc., a gain of $153 million from the sale of the Company’s interest in Agricore United, and a $53 million gain from the sale of the Company’s Arkady food ingredient business.

Earnings before income taxes for 2008 include a charge of $569 million from the effect of changing commodity prices on LIFO inventory valuations, compared to a charge of $207 million in 2007. Earnings before income taxes for 2008 also include a $32 million charge related to abandonment and write-down of long-lived assets, a $38 million gain on sales of securities, and a $21 million gain on the disposal of long-lived assets.  Earnings before income taxes for 2007 include charges of $46 million related to the repurchase of $400 million of the Company’s outstanding debentures and $21 million related to abandonment and write-down of long-lived assets.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Analysis of Statements of Earnings

Net sales and other operating income increased 59% to $69.8 billion.  Increased selling prices of agricultural commodities and oilseed processing products and, to a lesser extent, corn processing products and wheat flour accounted for 85% of the increase and higher sales volumes, principally of agricultural commodities, ethanol, and biodiesel, also contributed to the increase in net sales.  In addition, net sales and other operating income increased $1.83 billion, or 4%, due to currency rate fluctuations.

Net sales and other operating income by segment are as follows:

	2008	2007	Change
	(In millions)
Oilseeds Processing
Crushing & Origination	$14,477	$8,036	$6,441
Refining, Packaging, Biodiesel & Other	8,588	5,758	2,830
Asia	214	149	65
Total Oilseeds Processing	23,279	13,943	9,336

Corn Processing
Sweeteners & Starches	3,546	2,761	785
Bioproducts	3,591	3,064	527
Total Corn Processing	7,137	5,825	1,312

Agricultural Services
Merchandising & Handling	33,749	20,222	13,527
Transportation	219	197	22
Total Agricultural Services	33,968	20,419	13,549

Other
Wheat, Cocoa & Malt	5,335	3,738	1,597
Financial	97	93	4
Total Other	5,432	3,831	1,601
Total	$69,816	$44,018	$25,798

Oilseeds Processing sales increased 67% to $23.3 billion due principally to increased average selling prices resulting primarily from increases in underlying commodity costs and from continuing strong demand for vegetable oil, biodiesel and protein meal.  Sales volumes of vegetable oil, protein meal and biodiesel also increased.  Corn Processing sales increased 23% to $7.1 billion.  Good demand for sweeteners and starches resulted in higher average selling prices.  Bioproducts sales increased primarily as a result of increased ethanol sales volumes partially offset by lower average ethanol selling prices.  Increased ethanol sales volumes reflect higher gasoline prices, improved gasoline blending economics and additional demand, principally from newly-opened markets in the southeastern United States.  Agricultural Services sales increased 66% to $34.0 billion primarily due to increased underlying commodity costs, and to a lesser extent, increased sales volumes.  Sales in the Other segment increased 42% to $5.4 billion primarily due to higher average selling prices of wheat flour and, to a lesser extent, higher sales volumes and higher average selling prices of cocoa products.

Cost of products sold increased 62% to $66.0 billion primarily due to higher agricultural commodity costs, and, to a lesser extent, higher sales volumes.  Manufacturing expenses increased $549 million primarily due to higher energy and transportation fuel costs, increased employee-related costs, higher storage and handling costs, increased production capacity, and the impact of foreign currency translation.  In addition, cost of products sold increased $1.75 billion, or 4%, due to currency rate fluctuations.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Selling, general and administrative expenses increased $224 million to $1.4 billion primarily due to higher employee-related costs and higher outside service costs, including $44 million related to an organizational realignment and reorganization of the company’s European headquarters, and $37 million due to the impact of currency rate fluctuations.

Other (income) expense – net decreased $931 million primarily due to gains totaling $1.0 billion on business disposals recorded in 2007 including $440 million related to the Wilmar gain, a $357 million realized securities gain from sales of the Company’s equity securities of Tyson Foods, Inc. and Overseas Shipholding Group, Inc., a gain of $153 million from the sale of the Company’s interest in Agricore United, and a $53 million gain from the sale of the Company’s Arkady food ingredient business.  Equity in earnings of unconsolidated affiliates increased $121 million in 2008, primarily related to improved operating results of the Company’s investments in U.S. grain export, Asian oilseeds and peanut processing ventures.  Other (income) expense - net also reflects $38 million in gains on sales of securities in 2008, $21 million in gains on disposals of long-lived assets in 2008, an increase from 2007 to 2008 of $11 million in charges related to abandonment and write-down of long-lived assets, a charge of $46 million related to the repurchase of $400 million of the Company’s outstanding debentures in 2007, and $23 million in additional interest expense on the Company’s convertible debt that was issued in February 2007.

Operating profit by segment is as follows:

	2008	2007	Change
	(In millions)
Oilseeds Processing
Crushing & Origination	$727	$414	$313
Refining, Packaging, Biodiesel & Other	181	202	(21)
Asia	132	523	(391)
Total Oilseeds Processing	1,040	1,139	(99)

Corn Processing
Sweeteners & Starches	557	510	47
Bioproducts	404	595	(191)
Total Corn Processing	961	1,105	(144)

Agricultural Services
Merchandising & Handling	873	382	491
Transportation	144	156	(12)
Total Agricultural Services	1,017	538	479

Other
Wheat, Cocoa & Malt	217	209	8
Financial	206	170	36
Total Other	423	379	44
Total Segment Operating Profit	3,441	3,161	280
Corporate	(847)	(17)	(830)
Earnings Before Income Taxes	$2,594	$3,144	$(550)

Oilseeds Processing operating profit decreased 9% to $1.0 billion. Excluding the $440 million Wilmar gain reflected in Asia results in 2007, Oilseeds Processing operating profit increased 49%, primarily due to strong global demand for protein meal, vegetable oil, and fertilizer.  Crushing and Origination operating profits increased 76% to $727 million due principally to improved crushing margins in North and South America and improved fertilizer results in South America.  Refining, Packaging, Biodiesel and Other operating profits decreased 10% to $181 million due principally to decreased biodiesel margins in Europe and asset impairment charges of $28 million in 2008, partially offset by improved global refining margins.  2007 operating profit for Refining, Packaging, Biodiesel and Other includes a $14 million gain on a business disposal.  Excluding the Wilmar gain, Asia operating profits increased 59% to $132 million, principally reflecting the Company’s share of improved operating profits of Wilmar International Limited.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Corn Processing operating profits decreased 13% to $961 million, primarily due to higher net corn costs.  Sweeteners and Starches operating profits increased 9% to $557 million due principally to higher average selling prices partially offset by higher net corn costs and increased manufacturing costs.  Manufacturing cost increases reflect higher energy costs, higher repair and maintenance expenses, and higher costs for chemicals used in the manufacturing process.   Bioproducts operating profits decreased 32% to $404 million primarily due to higher net corn costs, higher manufacturing expenses, and decreased average ethanol selling prices, partially offset by higher sales volumes for ethanol and, to a lesser extent, higher average lysine selling prices and higher lysine sales volumes.

Agricultural Services operating profits increased 89% to $1.0 billion. 2007 operating profits in Merchandising and Handling include a $153 million gain on the sale of the Company’s interest in Agricore United.  Excluding this gain, Merchandising and Handling operating profits increased 281% to $873 million.  This increase was primarily due to enhanced merchandising and handling margins caused by volatile global grain and freight markets, favorable risk management results, and to a lesser extent, increased sales volumes. Transportation operating profits decreased 8% to $144 million primarily due to increased fuel costs.

Other operating profits increased 12% to $423 million.  Wheat, Cocoa and Malt operating profits increased 4% to $217 million. 2007 operating profits for Wheat included a gain of $39 million from the sale of the Company’s Arkady food ingredient business.  Excluding the Arkady gain, Wheat, Cocoa and Malt operating profits improved 28%, primarily due to improved wheat and malt margins reflecting increased demand, partially offset by decreased cocoa processing margins reflecting higher raw material and operating costs and competitive pressures experienced in the North American chocolate market.  Financial operating profits improved 21% to $206 million primarily due to improvements in the Company’s futures commission merchant business.

Corporate expense increased $830 million to $847 million, primarily due to a $362 million increase in the charge  related to the effects of changing commodity prices on LIFO inventory valuations, a $371 million decrease in realized securities gains primarily reflecting the $357 million gain recorded in 2007 from sales of the Company’s equity securities of Tyson Foods, Inc. and Overseas Shipholding Group, Inc., an $84 million increase in corporate expenses due principally to reorganization and realignment costs and additional interest expense primarily related to the convertible debt issued in February 2007 partially offset by a charge of $46 million recorded in 2007 related to the repurchase of $400 million of the Company’s outstanding debentures.

Income taxes decreased primarily due to lower pretax earnings.  The Company’s effective tax rate during 2008 of 31.1% was comparable to the 2007 rate of 31.4%.

Liquidity and Capital Resources

A Company objective is to have sufficient liquidity, balance sheet strength, and financial flexibility to fund the operating and capital requirements of a capital intensive agricultural commodity-based business.

At June 30, 2009, the Company had $1.6 billion of cash, cash equivalents, and short-term marketable securities and a current ratio, defined as current assets divided by current liabilities, of 2.2 to 1.  Included in working capital is $5.5 billion of readily marketable commodity inventories.  Cash generated from operations totaled $5.3 billion for the year compared to $3.2 billion cash used in operating activities last year.  This change was primarily due to a decrease in working capital requirements related to lower agricultural commodity market prices.  Cash used in investing activities of $1.9 billion was comparable to last year.  Cash used in financing activities was $3.2 billion compared to cash generated by financing activities of $5.2 billion last year.  In 2008, the Company issued $3.1 billion of long-term debt compared to $101 million in total net long-term borrowings in 2009.  As a result of decreased working capital requirements, payments under line of credit agreements were $2.9 billion in 2009.  In 2008, the Company increased its borrowings under line of credit agreements by $2.6 billion.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Capital resources remained strong as reflected in the Company’s net worth of $13.7 billion.  The Company’s ratio of long-term debt to total capital (the sum of the Company’s long-term debt and shareholders’ equity) was 36% at June 30, 2009 and 35% at June 30, 2008.  This ratio is a measure of the Company’s long-term liquidity and is an indicator of financial flexibility.  At June 30, 2009, the Company had lines of credit totaling $6.6 billion, of which $6.5 billion was unused.  Of the Company’s total lines of credit, $4.2 billion support a commercial paper borrowing facility, against which there were no borrowings at June 30, 2009.  Standard & Poor’s, Moody’s, and Fitch rate the Company’s commercial paper as A-1, P-1, and F1, respectively, and rate the Company’s long-term debt as A, A2, and A, respectively.  In addition to the cash flow generated from operations, the Company has access to equity and debt capital from public and private sources in both domestic and international markets.

The Company has outstanding $1.15 billion principal amount of convertible senior notes.  As of June 30, 2009, none of the conditions permitting conversion of the notes had been satisfied.  The Company has purchased call options and warrants intended to reduce the potential shareholder dilution upon future conversion of the notes.  As of June 30, 2009, the market price of the Company’s common stock was not greater than the exercise price of the purchased call options or warrants related to the convertible senior notes.

In June 2008, the Company issued $1.75 billion of debentures as a component of Equity Units (see Note 8 in Item 8).  The Equity Units are a combination of debt and forward contracts for the holder to purchase the Company’s common stock.  Each purchase contract obligates the holder to purchase from the Company, no later than June 1, 2011, for a price of $50 in cash, a certain number of shares, ranging from 1.0453 shares to 1.2544 shares, of the Company’s common stock, based on a formula established in the contract.

Contractual Obligations and Off-Balance Sheet Arrangements

In the normal course of business, the Company enters into contracts and commitments which obligate the Company to make payments in the future.  The following table sets forth the Company’s significant future obligations by time period.  Purchases include commodity-based contracts entered into in the normal course of business, which are further described in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” energy-related purchase contracts entered into in the normal course of business, and other purchase obligations related to the Company’s normal business activities.  The following table does not include unrecognized income tax benefits of $54 million as at June 30, 2009, due to uncertainty of the timing of deductibility.  Where applicable, information included in the Company’s consolidated financial statements and notes is cross-referenced in this table.

			Payments Due by Period
Contractual	Item 8 Note		Less than	1 - 3	3 – 5	More than
Obligations	Reference	Total	1 Year	Years	Years	5 Years
		(In millions)
Purchases
Inventories		$9,821	$9,536	$285	$-	$-
Energy		631	339	223	22	47
Other		468	124	212	130	2
Total purchases		10,920	9,999	720	152	49

Short-term debt	Note 8	356	356	-	-	-
Long-term debt	Note 8	7,901	47	499	1,481	5,874
Estimated interest payments		9,158	424	793	734	7,207
Operating leases	Note 13	1,274	224	440	337	273
Estimated pension and other postretirement plan payments (1)	Note 14	1,276	96	211	239	730
Total		$30,885	$11,146	$2,663	$2,943	$14,133

(1) Represents expected future benefit payments up to and including fiscal year 2019.  The projected payments beyond fiscal year 2019 are not currently determinable.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

At June 30, 2009, the Company estimates it will spend approximately $1.7 billion over the next five years to complete currently approved capital projects and acquisitions which is not included in the table above.  The Company is a limited partner in various private equity funds which invest primarily in emerging markets.  At June 30, 2009, the Company’s carrying value of these limited partnership investments was $83 million.  The Company has potential future capital commitments related to these partnerships of $114 million and expects the majority of these additional capital commitments, if called for, to be funded by cash flows generated by the partnerships.  The Company also has outstanding letters of credit and surety bonds of $398 million at June 30, 2009.

In addition, the Company has entered into agreements, primarily debt guarantee agreements related to equity-method investees, which could obligate the Company to make future payments.  The Company’s liability under these agreements arises only if the primary entity fails to perform its contractual obligation.  The Company has collateral for a portion of these contingent obligations.  At June 30, 2009, these contingent obligations totaled approximately $137 million.  Amounts outstanding for the primary entity under these contingent obligations were $82 million at June 30, 2009.

Critical Accounting Policies

The process of preparing financial statements requires management to make estimates and judgments that affect the carrying values of the Company’s assets and liabilities as well as the recognition of revenues and expenses.  These estimates and judgments are based on the Company’s historical experience and management’s knowledge and understanding of current facts and circumstances.  Certain of the Company’s accounting policies are considered critical, as these policies are important to the depiction of the Company’s financial statements and require significant or complex judgment by management.  Management has discussed with the Company’s Audit Committee the development, selection, disclosure, and application of these critical accounting policies.  Following are the accounting policies management considers critical to the Company’s financial statements.

Inventories and Derivatives

Certain of the Company’s merchandisable agricultural commodity inventories, forward fixed-price purchase and sale contracts, and exchange-traded futures and exchange-traded and over-the-counter options contracts are valued at estimated market values.  These merchandisable agricultural commodities are freely traded, have quoted market prices, and may be sold without significant additional processing.  Management estimates market value based on exchange-quoted prices, adjusted for differences in local markets.  Changes in the market values of these inventories and contracts are recognized in the statement of earnings as a component of cost of products sold.  If management used different methods or factors to estimate market value, amounts reported as inventories and cost of products sold could differ materially.  Additionally, if market conditions change subsequent to year-end, amounts reported in future periods as inventories and cost of products sold could differ materially.

The Company, from time to time, uses derivative contracts designated as cash flow hedges to fix the purchase price of anticipated volumes of commodities to be purchased and processed in a future month, to fix the purchase price of the Company’s anticipated natural gas requirements for certain production facilities, and to fix the sales price of anticipated volumes of ethanol.  The change in the market value of such derivative contracts has historically been, and is expected to continue to be, highly effective at offsetting changes in price movements of the hedged item.  Gains and losses arising from open and closed hedging transactions are deferred in other comprehensive income, net of applicable income taxes, and recognized as a component of cost of products sold and net sales and other operating income in the statement of earnings when the hedged item is recognized.  If it is determined that the derivative instruments used are no longer effective at offsetting changes in the price of the hedged item, then the changes in the market value of these exchange-traded futures and exchange-traded and over-the-counter option contracts would be recorded in the statement of earnings as a component of cost of products sold.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Employee Benefit Plans

The Company provides substantially all domestic employees and employees at certain international subsidiaries with pension benefits.  Eligible domestic employees with five or more years of service prior to January 1, 2009 participate in a defined benefit pension plan.  Eligible domestic employees hired on or after January 1, 2009 (and eligible salaried employees with less than five years of service prior to January 1, 2009) participate in a “cash balance” pension formula.  The Company provides eligible domestic employees who retire under qualifying conditions with access to postretirement health care, at full cost to the retiree (certain employees are “grandfathered” into subsidized coverage).  In order to measure the expense and funded status of these employee benefit plans, management makes several estimates and assumptions, including interest rates used to discount certain liabilities, rates of return on assets set aside to fund these plans, rates of compensation increases, employee turnover rates, anticipated mortality rates, and anticipated future health care costs.  These estimates and assumptions are based on the Company’s historical experience combined with management’s knowledge and understanding of current facts and circumstances.  Management also uses third-party actuaries to assist in measuring the expense and funded status of these employee benefit plans.  If management used different estimates and assumptions regarding these plans, the funded status of the plans could vary significantly, and the Company could recognize different amounts of expense over future periods.

Income Taxes

The Company frequently faces challenges from domestic and foreign tax authorities regarding the amount of taxes due.  These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions.  In evaluating the exposure associated with various tax filing positions, the Company records reserves for estimates of potential additional tax owed by the Company.  Deferred tax assets represent items to be used as tax deductions or credits in future tax returns, and the related tax benefit has already been recognized in the Company’s income statement.  Realization of certain deferred tax assets reflects the Company’s tax planning strategies.  Valuation allowances related to these deferred tax assets have been established to the extent the realization of the tax benefit is not probable.  Based on management’s evaluation of the Company’s tax position, it is believed the amounts related to these tax exposures are appropriately accrued.  To the extent the Company were to favorably resolve matters for which accruals have been established or be required to pay amounts in excess of the aforementioned reserves, the Company’s effective tax rate in a given financial statement period may be impacted.

Undistributed earnings of  the Company’s foreign subsidiaries and affiliated corporate joint ventures accounted for on the equity method are considered to be permanently reinvested, and accordingly, no provision for U.S. income taxes has been provided thereon.  If the Company were to receive distributions from any of these foreign subsidiaries or affiliates or determine the undistributed earnings of these foreign subsidiaries or affiliates to not be permanently reinvested, the Company could be subject to U.S. tax liabilities which have not been provided for in the consolidated financial statements.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Asset Abandonments and Write-Downs

The Company is principally engaged in the business of procuring, transporting, storing, processing, and merchandising agricultural commodities and products.  This business is global in nature and is highly capital-intensive.  Both the availability of the Company’s raw materials and the demand for the Company’s finished products are driven by factors such as weather, plantings, government programs and policies, changes in global demand resulting from population growth and changes in standards of living, and global production of similar and competitive crops.  These aforementioned factors may cause a shift in the supply/demand dynamics for the Company’s raw materials and finished products.  Any such shift will cause management to evaluate the efficiency and cash flows of the Company’s assets in terms of geographic location, size, and age of its factories.  The Company, from time to time, will also invest in equipment, technology, and companies related to new, value-added products produced from agricultural commodities and products.  These new products are not always successful from either a commercial production or marketing perspective.  Management evaluates the Company’s property, plant, and equipment for impairment whenever indicators of impairment exist.  The Company evaluates goodwill and other intangible assets with indefinite lives for impairment annually.  Assets are written down after consideration of the ability to utilize the assets for their intended purpose or to employ the assets in alternative uses or sell the assets to recover the carrying value.  If management used different estimates and assumptions in its evaluation of these assets, then the Company could recognize different amounts of expense over future periods.

Valuation of Marketable Securities and Investments in Affiliates

The Company classifies the majority of its marketable securities as available-for-sale and carries these securities at fair value.  The Company applies the equity method for investments in investees over which the Company has the ability to exercise significant influence.  These investments in affiliates are carried at cost plus equity in undistributed earnings and are adjusted, where appropriate, for amortizable basis differences between the investment balance and the underlying net assets of the investee.  For publicly traded securities, the fair value of the Company’s investments is readily available based on quoted market prices.  For non-publicly traded securities, management’s assessment of fair value is based on valuation methodologies including discounted cash flows and estimates of sales proceeds.  In the event of a decline in fair value of an investment below carrying value, management is required to determine if the decline in fair value is other than temporary.  In evaluating the nature of a decline in the fair value of an investment, management considers the market conditions, trends of earnings, discounted cash flows, trading volumes, and other key measures of the investment as well as the Company’s ability and intent to hold the investment.  When such a decline in value is deemed to be other than temporary, an impairment loss is recognized in the current period operating results to the extent of the decline. See Notes 5 and 6 to the Company’s consolidated financial statements for information regarding the Company’s marketable securities and investments in affiliates. If management used different estimates and assumptions in its evaluation of these marketable securities, then the Company could recognize different amounts of expense over future periods.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The market risk inherent in the Company’s market risk sensitive instruments and positions is the potential loss arising from adverse changes in: commodity market prices as they relate to the Company’s net commodity position, foreign currency exchange rates, and interest rates as described below.

Commodities

The availability and price of agricultural commodities are subject to wide fluctuations due to factors such as weather, plantings, government programs and policies, changes in global demand resulting from population growth and changes in standards of living, and global production of similar and competitive crops.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (Continued)

To reduce price risk caused by market fluctuations, the Company generally follows a policy of using exchange-traded futures and exchange-traded and over-the-counter options contracts to minimize its net position of merchandisable agricultural commodity inventories and forward cash purchase and sales contracts.  The Company will also use exchange-traded futures and exchange-traded and over-the-counter options contracts as components of merchandising strategies designed to enhance margins.  The results of these strategies can be significantly impacted by factors such as the volatility of the relationship between the value of exchange-traded commodities futures contracts and the cash prices of the underlying commodities, counterparty contracts defaults, and volatility of freight markets. In addition, the Company from time-to-time enters into derivative contracts which are designated as hedges of specific volumes of commodities that will be purchased and processed, or sold, in a future month. The changes in the market value of such futures contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of the hedged item. Gains and losses arising from open and closed hedging transactions are deferred in other comprehensive income, net of applicable taxes, and recognized as a component of cost of products sold or net sales and other operating income in the statement of earnings when the hedged item is recognized.

A sensitivity analysis has been prepared to estimate the Company’s exposure to market risk of its daily net commodity position. The Company’s daily net commodity position consists of merchandisable agricultural commodity inventories, related purchase and sale contracts, and exchange-traded futures and exchange-traded and over-the-counter option contracts, including those contracts used to hedge portions of production requirements. The fair value of such daily net commodity position is a summation of the fair values calculated for each commodity by valuing each net position at quoted futures prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices.  Actual results may differ.

	2009		2008
Long/(Short)	Fair Value	Market Risk	Fair Value	Market Risk
	(In millions)
Highest position	$845	$85	$1,260	$126
Lowest position	(1,342)	(134)	(915)	(92)
Average position	(392)	(39)	251	25

The change in fair value of the average position for 2009 compared to 2008 was principally a result of decreases in quantities underlying the daily net commodity position.

Currencies

The Company conducts its business in many countries.  For the majority of the Company’s subsidiaries located outside the United States, the local currency is the functional currency.  In order to reduce the risks associated with foreign currency exchange rate fluctuations, except for amounts permanently invested as described below, the Company follows a policy of entering into currency exchange contracts to mitigate its foreign currency risk related to transactions denominated in a currency other than the functional currencies applicable to each of its various entities, primarily the Euro, British Pound, and Canadian Dollar.  The instruments used are forward contracts, swaps with banks, exchange-traded futures contracts, and over-the-counter options.  The changes in market value of such contracts have a high correlation to the price changes in the currency of the related transactions. The potential loss in fair value for such net currency position resulting from a hypothetical 10% adverse change in foreign currency exchange rates is not material.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (Continued)

The amount the Company considers permanently invested in foreign subsidiaries and affiliates and translated into dollars using the year-end exchange rates is $6.6 billion at June 30, 2009, and $7.0 billion at June 30, 2008.  This decrease is due to the depreciation of foreign currencies versus the U.S. dollar partially offset by an increase in retained earnings of the foreign subsidiaries and affiliates.  The potential loss in fair value resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates is $664 million and $695 million for 2009 and 2008, respectively.  Actual results may differ.

Interest

The fair value of the Company’s long-term debt is estimated using quoted market prices, where available, and discounted future cash flows based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. Such fair value exceeded the long-term debt carrying value. Market risk is estimated as the potential increase in fair value resulting from a hypothetical .5% decrease in interest rates.  Actual results may differ.

	2009	2008
	(In millions)
Fair value of long-term debt	$8,103	$7,789
Excess of fair value over carrying value	511	346
Market risk	310	308

The increase in fair value of long-term debt in 2009 resulted principally from decreased interest rates.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Archer Daniels Midland Company

Consolidated Statements of Earnings

	Year Ended June 30
	2009	2008	2007
	(In millions, except per share amounts)

Net sales and other operating income	$69,207	$69,816	$44,018
Cost of products sold	65,118	65,974	40,781
Gross Profit	4,089	3,842	3,237

Selling, general and administrative expenses	1,412	1,419	1,195
Other (income) expense - net	177	(171)	(1,102)
Earnings Before Income Taxes	2,500	2,594	3,144

Income taxes	812	808	987
Net Earnings Including Noncontrolling Interests	1,688	1,786	2,157

Less: Net earnings attributable to noncontrolling interests	(4)	(6)	(3)

Net Earnings Attributable to Controlling Interests	$1,684	$1,780	$2,154

Average number of shares outstanding – basic	643	644	651

Average number of shares outstanding – diluted	644	646	656

Basic earnings per common share	$2.62	$2.76	$3.31

Diluted earnings per common share	$2.62	$2.75	$3.28

See notes to consolidated financial statements.

Archer Daniels Midland Company

Consolidated Balance Sheets

	June 30
	2009	2008
	(In millions)
Assets
Current Assets
Cash and cash equivalents	$1,055	$810
Short-term marketable securities	500	455
Segregated cash and investments	2,430	2,035
Receivables	7,311	11,482
Inventories	7,782	10,160
Other assets	330	512
Total Current Assets	19,408	25,454

Investments and Other Assets
Investments in and advances to affiliates	2,459	2,773
Long-term marketable securities	626	590
Goodwill	532	506
Other assets	607	604
Total Investments and Other Assets	4,224	4,473

Property, Plant, and Equipment
Land	240	238
Buildings	3,304	3,207
Machinery and equipment	13,052	12,410
Construction in progress	2,245	1,924
	18,841	17,779
Accumulated depreciation	(10,891)	(10,654)
Net Property, Plant, and Equipment	7,950	7,125
Total Assets	$31,582	$37,052

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt	$356	$3,123
Accounts payable	5,786	6,544
Accrued expenses	2,695	4,722
Current maturities of long-term debt	48	232
Total Current Liabilities	8,885	14,621

Long-Term Liabilities
Long-term debt	7,592	7,443
Deferred income taxes	308	565
Other	1,144	757
Total Long-Term Liabilities	9,044	8,765

Shareholders’ Equity
Common stock	5,204	5,221
Reinvested earnings	8,778	7,463
Accumulated other comprehensive income (loss)	(355)	957
Noncontrolling interests	26	25
Total Shareholders’ Equity	13,653	13,666
Total Liabilities and Shareholders’ Equity	$31,582	$37,052

See notes to consolidated financial statements.

Archer Daniels Midland Company

Consolidated Statements of Cash Flows

	Year Ended June 30
	2009	2008	2007
	(In millions)
Operating Activities
Net earnings including noncontrolling interests	$1,688	$1,786	$2,157
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by (used in) operating activities
Depreciation	730	721	701
Asset abandonments and impairments	13	32	21
Deferred income taxes	20	(142)	103
(Gain) loss on sales of marketable securities	4	(38)	(393)
(Gain) loss on exchange of unconsolidated affiliates	11	(8)	(440)
Gain on sale of businesses	(24)	(8)	(209)
Equity in (earnings) losses of affiliates, net of dividends	54	(283)	(193)
Stock compensation expense	34	27	18
Stock contributed to employee benefit plans	18	29	27
Pension and postretirement accruals (contributions), net	(161)	36	61
Other – net	(128)	414	72
Changes in operating assets and liabilities
Segregated cash and investments	(426)	(614)	(191)
Receivables	3,680	(4,781)	(1,671)
Inventories	1,899	(3,736)	(1,213)
Other assets	152	(174)	(66)
Accounts payable and accrued expenses	(2,223)	3,535	1,519
Total Operating Activities	5,341	(3,204)	303

Investing Activities
Purchases of property, plant, and equipment	(1,898)	(1,779)	(1,198)
Proceeds from sales of property, plant, and equipment	65	52	45
Proceeds from sale of businesses	258	11	385
Net assets of businesses acquired	(198)	(13)	(103)
Investments in and advances to affiliates	(15)	(32)	(53)
Distributions from affiliates, excluding dividends	11	54	97
Purchases of marketable securities	(2,402)	(1,405)	(892)
Proceeds from sales of marketable securities	2,312	1,222	1,367
Other – net	(4)	(5)	(3)
Total Investing Activities	(1,871)	(1,895)	(355)

Financing Activities
Long-term debt borrowings	125	3,095	1,166
Long-term debt payments	(24)	(69)	(549)
Net borrowings (payments) under line of credit agreements	(2,890)	2,574	(110)
Purchases of treasury stock	(100)	(61)	(533)
Sale of stock warrants related to convertible note issuance	–	–	170
Purchase of call options related to convertible note issuance	–	–	(299)
Cash dividends	(347)	(316)	(281)
Other – net	11	23	38
Total Financing Activities	(3,225)	5,246	(398)

Increase (decrease) in cash and cash equivalents	245	147	(450)
Cash and cash equivalents – beginning of year	810	663	1,113
Cash and cash equivalents – end of year	$1,055	$810	$663

See notes to consolidated financial statements.

Archer Daniels Midland Company

Consolidated Statements of Shareholders’ Equity

				Accumulated
				Other		Total
	Common Stock		Reinvested	Comprehensive	Noncontrolling	Shareholders'
	Shares	Amount	Earnings	Income	Interests	Equity
	(In millions)

Balance June 30, 2006	656	$5,511	$4,082	$214	$31	$9,838

Comprehensive income
Net earnings			2,154		3
Other comprehensive income				172
Total comprehensive income						2,329
SFAS No. 158 transition adjustment, net of tax				(205)		(205)
Cash dividends paid- $.43 per share			(281)			(281)
Treasury stock purchases	(15)	(533)				(533)
Purchase of call options, net of tax		(186)				(186)
Convertible debt discount		182				182
Sale of stock warrants		170				170
Other	2	128	19		(15)	132
Balance June 30, 2007	643	5,272	5,974	181	19	11,446

Comprehensive income
Net earnings			1,780		6
Other comprehensive income				776
Total comprehensive income						2,562
Cash dividends paid- $.49 per share			(316)			(316)
Treasury stock purchases	(2)	(61)				(61)
Forward contract component of Equity Units		(110)				(110)
Other	3	120	25			145
Balance June 30, 2008	644	5,221	7,463	957	25	13,666

Comprehensive income
Net earnings			1,684		4
Other comprehensive income				(1,312)
Total comprehensive income						376
Cash dividends paid- $.54 per share			(347)			(347)
Treasury stock purchases	(4)	(100)				(100)
SFAS No. 158 measurement date adjustment net of tax			(21)			(21)
Other	2	83	(1)		(3)	79
Balance June 30, 2009	642	$5,204	$8,778	$(355)	$26	$13,653

See notes to consolidated financial statements.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies

Nature of Business

The Company is principally engaged in procuring, transporting, storing, processing, and merchandising agricultural commodities and products.

Principles of Consolidation

The consolidated financial statements as of June 30, 2009, and for the three years then ended include the accounts of the Company and its majority-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated.  Investments in affiliates are carried at cost plus equity in undistributed earnings since acquisition and are adjusted, where appropriate, for amortizable basis differences between the investment balance and the underlying net assets of the investee.  Certain majority-owned subsidiaries whose fiscal periods differ from the Company’s are consolidated using the most recent available financial statements which in each case are within 93 days of the Company’s year end and are consistent from period to period.  The Company evaluates and consolidates, where appropriate, its less than majority-owned investments pursuant to Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46).

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain items in prior years’ consolidated statements of cash flows have been reclassified to conform to the current year’s presentation with no impact to total cash provided by (used in) operating, investing, or financing activities.

Cash Equivalents

The Company considers all non-segregated, highly-liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Segregated Cash and Investments

The Company segregates certain cash and investment balances in accordance with certain regulatory requirements, commodity exchange requirements, and insurance arrangements.  These segregated balances represent deposits received from customers trading in exchange-traded commodity instruments, securities pledged to commodity exchange clearinghouses, and cash and securities pledged as security under certain insurance arrangements.  Segregated cash and investments primarily consist of cash, United States government securities, and money-market funds.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 1.	Summary of Significant Accounting Policies (Continued)

Receivables

The Company records trade accounts receivable at net realizable value.  This value includes an appropriate allowance for estimated uncollectible accounts, $103 million and $89 million at June 30, 2009 and 2008, respectively, to reflect any loss anticipated on the trade accounts receivable balances.  The Company calculates this allowance based on its history of write-offs, level of past-due accounts, and its relationships with, and the economic status of, its customers.

Credit risk on trade receivables is minimized as a result of the large and diversified nature of the Company’s worldwide customer base.  The Company controls its exposure to counter party credit risk through credit analysis and approvals, credit limits, and monitoring procedures.  Collateral is generally not required for the Company’s trade receivables.  Trade accounts receivable due from unconsolidated affiliates as of June 30, 2009 and 2008 was $301 million and $199 million, respectively.

Inventories

Inventories of certain merchandisable agricultural commodities, which include inventories acquired under deferred pricing contracts, are stated at market value.  In addition, the Company values certain inventories using the lower of cost, determined by either the first-in, first-out (FIFO) or last-in, first-out (LIFO) methods, or market.

Marketable Securities

The Company classifies its marketable securities as available-for-sale, except for certain designated securities which are classified as trading securities. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of other comprehensive income.  Unrealized gains and losses related to trading securities are included in income on a current basis.  The Company uses the specific identification method when securities are sold or reclassified out of accumulated other comprehensive income into earnings.  The Company considers marketable securities maturing in less than one year as short-term.  All other marketable securities are classified as long-term.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost.  Repair and maintenance costs are expensed as incurred. The Company generally uses the straight-line method in computing depreciation for financial reporting purposes and generally uses accelerated methods for income tax purposes. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: buildings - 10 to 40 years; machinery and equipment - 3 to 30 years.

Asset Abandonments and Write-Downs

The Company recorded a $13 million, a $32 million, and a $21 million charge in cost of products sold during 2009, 2008, and 2007, respectively, principally related to the abandonment and write-down of certain long-lived assets.  The majority of these assets were idle or related to underperforming product lines, and the decision to abandon or write-down was finalized after consideration of the ability to utilize the assets for their intended purpose, employ the assets in alternative uses, or sell the assets to recover the carrying value.  After the write-downs, the carrying value of these assets is immaterial.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 1.	Summary of Significant Accounting Policies (Continued)

Net Sales

The Company follows a policy of recognizing sales revenue at the time of delivery of the product and when all of the following have occurred: a sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured.  Freight costs and handling charges related to sales are recorded as a component of cost of products sold.  Net sales to unconsolidated affiliates during 2009, 2008, and 2007 were $7.3 billion, $8.5 billion, and $3.7 billion, respectively.

Stock Compensation

The Company recognizes expense for its share-based compensation based on the fair value of the awards that are granted.  The Company’s share-based compensation plans provide for the granting of restricted stock and restricted stock units (Restricted Stock Awards), and stock options.  The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model which requires the input of highly subjective assumptions.  Measured compensation cost, net of estimated forfeitures, is recognized ratably over the vesting period of the related share-based compensation award.

Research and Development

Costs associated with research and development are expensed as incurred.  Such costs incurred were $50 million, $49 million, and $45 million for the years ended June 30, 2009, 2008, and 2007, respectively.

Per Share Data

Basic earnings per common share are determined by dividing net earnings attributable to controlling interests by the weighted average number of common shares outstanding.  In computing diluted earnings per share, the weighted average number of common shares outstanding is increased by common stock options outstanding with exercise prices lower than the average market price of common shares.  During 2009, 2008, and 2007, diluted average shares outstanding included incremental shares related to outstanding common stock options of 1 million, 2 million, and 5 million, respectively.

New Accounting Standards

During December 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160).  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It also amends the consolidation procedures of Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB 51) for consistency with the requirements of SFAS 141(R).  The Company is required to adopt SFAS 160 on July 1, 2009 and will apply it prospectively, except for the presentation and disclosure requirements, which will apply retrospectively.  The Company applied the presentation and disclosure provisions of SFAS 160 on a retrospective basis for all periods presented increasing stockholders’ equity by $26 million and $25 million as of June 30, 2009 and 2008, respectively.  In addition, the Company consolidates certain noncontrolling interests which are associated with mandatorily redeemable instruments outside of the Company’s control.  In accordance with guidance contained in SEC Accounting Series Release 268, Redeemable Preferred Stock and EITF D-98, Classification and Measurement of Redeemable Securities, noncontrolling interests which are associated with mandatorily redeemable instruments outside of the Company’s control have not been reclassified as a separate component of shareholders’ equity.  The income or loss attributable to the mandatorily redeemable interests in consolidated subsidiaries adjusts the redeemable value of the redeemable instruments and is included in Other (income) expense – net.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 1.	Summary of Significant Accounting Policies (Continued)

During May 2008, the FASB issued FASB Staff Position (FSP) Accounting Principles Board (APB) Opinion 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1). FSP APB 14-1 addresses the accounting for convertible debt securities that, upon conversion, may be settled by the issuer fully or partially in cash. Previously, most forms of convertible debt securities were treated solely as debt. Under this FSP, issuers of convertible debt securities within its scope must separate these securities into two accounting components; a debt component, representing the issuer’s contractual obligation to pay principal and interest; and an equity component, representing the holder’s option to convert the debt security into equity of the issuer or, if the issuer so elects, an equivalent amount of cash. The Company is required to adopt FSP APB 14-1 on July 1, 2009, in connection with its outstanding convertible debt.  The Company has adjusted prior period balances to apply the provisions of FSP APB 14-1 on a retrospective basis as though the provisions of FSP APB 14-1 had been in effect since the issuance of the Company’s convertible senior notes in February 2007.

The following tables illustrate the significant effects of FSP APB 14-1 on the Company’s consolidated balance sheets as of June 30, 2009 and 2008 and consolidated statements of earnings for the fiscal years ended June 30, 2009, 2008 and 2007:

	Consolidated Balance Sheet Impact

	June 30, 2009
	As Previously Reported	Increase (decrease) due to application of FSP APB 14-1	As Adjusted
	(In millions)

Other assets	$610	$(3)	$607
Long-term debt	7,800	(208)	7,592
Deferred income taxes	230	78	308
Common stock	5,022	182	5,204
Reinvested earnings	8,832	(54)	8,778

	June 30, 2008
	As Previously Reported	Increase (decrease) due to application of FSP APB 14-1	As Adjusted
	(In millions)

Other assets	$607	$(3)	$604
Long-term debt	7,690	(247)	7,443
Deferred income taxes	473	92	565
Common stock	5,039	182	5,221
Reinvested earnings	7,494	(31)	7,463

The decrease in long-term debt represents the unamortized debt discount amortized over the seven year term of the convertible debt using the effective interest rate of 5.42%.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 1.	Summary of Significant Accounting Policies (Continued)

	Consolidated Statement of Earnings Impact
	June 30, 2009
	As Previously Reported	Increase (decrease) due to application of FSP APB 14-1	As Adjusted
	(In millions)

Interest expense reported in Other (income) expense - net	$430	$39	$469
Income taxes	827	(15)	812

Basic earnings per common share	$2.66	$(0.04)	$2.62
Diluted earnings per common share	$2.65	$(0.03)	$2.62

	June 30, 2008
	As Previously Reported	Increase (decrease) due to application of FSP APB 14-1	As Adjusted
	(In millions)

Interest expense reported in Other (income) expense - net	$477	$36	$513
Income taxes	822	(14)	808

Basic earnings per common share	$2.80	$(0.04)	$2.76
Diluted earnings per common share	$2.79	$(0.04)	$2.75

	June 30, 2007
	As Previously Reported	Increase (decrease) due to application of FSP APB 14-1	As Adjusted
	(In millions)

Interest expense reported in Other (income) expense - net	$434	$13	$447
Income taxes	992	(5)	987

Basic earnings per common share	$3.32	$(0.01)	$3.31
Diluted earnings per common share	$3.30	$(0.02)	$3.28

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 1.	Summary of Significant Accounting Policies (Continued)

During April 2009, the FASB issued three FSPs that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities. FSP FAS 157-4, Determining Whether a Market Is Not Active and a Transaction Is Not Distressed (FSP FAS 157-4), clarifies the objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured. FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS 115-2 and FAS 124-2), establishes a new model for measuring other-than-temporary impairments for debt securities, including establishing criteria for when to recognize a write-down on debt securities through earnings versus other comprehensive income. FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (FSP  FAS 107-1 and APB 28-1), expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to interim periods in addition to annual periods. The proposal also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in all interim financial statements.  FSP FAS 107-1 and APB 28-1 requires the Company to expand disclosure in the notes to the Company’s interim consolidated financial statements but will not impact financial results. The Company adopted these FSPs as of June 30, 2009.

During May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS 165).  SFAS 165 establishes evaluation principles and disclosure requirements for subsequent events.  Upon implementation of SFAS 165, an entity is required to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued.  The Company has evaluated events occurring between the end of its most recent fiscal year and the date the financial statements were originally issued and subsequently updated this evaluation through March 19, 2010.

During December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations (SFAS 141(R)). SFAS 141(R) replaces SFAS 141, Business Combinations and will change the financial accounting and reporting of business combination transactions.  SFAS 141(R) requires recognizing, with certain exceptions, 100 percent of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100 percent controlling interest when the acquisition constitutes a change in control of the acquired entity; measuring acquirer shares issued and contingent consideration arrangements in connection with a business combination at fair value on the acquisition date with subsequent changes in fair value reflected in earnings; and expensing as incurred acquisition-related transaction costs. In April 2009, the FASB issued FASB Staff Position (FSP) FAS 141(R)-1 which amends SFAS 141(R) by establishing a model to account for certain pre-acquisition contingencies. Under the FSP, an acquirer is required to recognize at fair value an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, then the acquirer should follow the recognition criteria in SFAS No. 5,  Accounting for Contingencies,  and FASB Interpretation No. 14, Reasonable Estimation  of the Amount of a Loss – an interpretation of FASB Statement No. 5.  The Company is required to adopt SFAS 141(R) and FSP FAS 141(R)-1 on July 1, 2009, and will apply them prospectively to business combinations completed on or after that date. The impact of the adoption of SFAS 141(R) and FSP FAS 141(R)-1 will depend on the nature of acquisitions completed after the date of adoption.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 1.	Summary of Significant Accounting Policies (Continued)

During June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1).  FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method. The FSP clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders and are considered to be participating securities. As such, the issuing entity is required to apply the two-class method of computing basic and diluted EPS. The Company is required to adopt FSP EITF 03-6-1 on July 1, 2009.  The adoption of FSP EITF 03-6-1 will not have a material impact on the Company’s consolidated financial statements.

During December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets – an amendment of FASB Statement No. 132(R) (FSP FAS 132(R)-1).  FSP FAS 132(R)-1 expands the disclosure requirements of SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits (SFAS 132(R)).  FSP FAS 132(R)-1 requires entities to disclose investment policies and strategies, major categories of plan assets, fair value measurements for each major category of plan assets segregated by fair value hierarchy level as defined in SFAS No. 157, Fair Value Measurements (SFAS 157), the effect of fair value measurements using Level 3 inputs on changes in plan assets for the period, and significant concentrations of risk within plan assets.  The Company will be required to adopt FSP FAS 132(R)-1 on June 30, 2010.  The adoption of this standard will require expanded disclosure in the notes to the Company’s consolidated financial statements but will not impact financial results.

During June 2008, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. FIN 46(R) (SFAS 167). SFAS 167 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. SFAS 167 will require a number of new disclosures including disclosures about the reporting entity’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. The Company will be required to adopt SFAS 167 on July 1, 2010, and has not yet assessed the impact of the adoption of this standard on the Company’s financial statements.

Note 2.	Acquisitions

The Company’s 2009, 2008, and 2007 acquisitions were accounted for as purchases in accordance with SFAS No. 141, Business Combinations.  Accordingly, the tangible assets and liabilities have been adjusted to fair values with the remainder of the purchase price, if any, recorded as goodwill.  The identifiable intangible assets acquired as part of these acquisitions are not material.

2009 Acquisitions

During 2009, the Company acquired ten businesses for a total cost of $198 million and recorded a preliminary allocation of the purchase price related to these acquisitions.  The purchase price allocations resulted in goodwill of $31 million.  The purchase price of $198 million was allocated to current assets, property, plant and equipment, other long-term assets, and liabilities for $176 million, $82 million, $111 million, and $171 million, respectively.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 2.	Acquisitions (Continued)

2008 Acquisitions

During 2008, the Company acquired six businesses for a total cost of $15 million, paid for with $2 million in Company stock and $13 million in cash.  The final purchase price allocations resulted in goodwill of $5 million.  The purchase price of $15 million was allocated to current assets, property, plant and equipment, other long-term assets, and liabilities for $14 million, $10 million, $5 million, and $14 million, respectively.

2007 Acquisitions

During 2007, the Company acquired seven businesses for a total cost of $103 million.  One of the acquisitions resulted in obtaining the remaining outstanding shares of an unconsolidated affiliate where the Company held a 50% interest.

The Company recorded goodwill of $5 million related to these acquisitions.  The cash purchase price of $103 million plus the $100 million carrying value of the previously unconsolidated affiliate was allocated to current assets, property, plant, and equipment, current liabilities, and debt for $82 million, $206 million, $33 million, and $52 million, respectively.

Note 3.	Fair Value Measurements

Effective July 1, 2008, the Company adopted SFAS 157, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework.  SFAS 157 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date.  The fair value hierarchy established in SFAS 157 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity.  Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability, and are to be developed based on the best information available in the circumstances.  In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset in a Market That Is Not Active, which clarifies that when an active market does not exist it may be appropriate to use unobservable inputs to determine fair value.  The Company determines the fair market value of certain of its inventories of agricultural commodities, derivative contracts, and marketable securities based on the fair value definition and hierarchy levels established in SFAS 157.  SFAS 157 establishes three levels within its hierarchy that may be used to measure fair value:

Level 1:  Quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 1 assets and liabilities include exchange-traded derivative contracts, U.S. treasury securities and certain publicly traded equity securities.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 3.	Fair Value Measurements (Continued)

Level 2:  Observable inputs, including Level 1 prices that have been adjusted; quoted prices for similar assets or liabilities; quoted prices in markets that are less active than traded exchanges; and other inputs that are observable or can be substantially corroborated by observable market data.

Level 3:  Unobservable inputs that are supported by little or no market activity and that are a significant component of the fair value of the assets or liabilities.  In evaluating the significance of fair value inputs, the Company generally classifies assets or liabilities as Level 3 when their fair value is determined using unobservable inputs that individually, or when aggregated with other unobservable inputs, represent more than 10% of the fair value of the assets or liabilities.  Judgment is required in evaluating both quantitative and qualitative factors in the determination of significance for purposes of fair value level classification.  Level 3 amounts can include assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.

The following table sets forth, by level, the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2009.  Pursuant to FSP FAS 157-2, Effective Date of FASB Statement No. 157, the Company has delayed the adoption of SFAS 157 for its nonfinancial assets and liabilities that are recognized on a nonrecurring basis, including goodwill, other intangible assets, and asset retirement obligations to July 1, 2009.  In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of input that is a significant component of the fair value measurement determines the placement of the entire fair value measurement in the hierarchy.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the classification of assets and liabilities within the fair value hierarchy levels.

	Fair Value Measurements at June 30, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In millions)

Assets:
Inventories carried at market	$–	$4,081	$488	$4,569
Unrealized gains on derivative contracts	742	1,018	82	1,842
Marketable securities	921	606	-	1,527
Total Assets	$1,663	$5,705	$570	$7,938

Liabilities:
Unrealized losses on derivative contracts	$972	$1,124	$84	$2,180
Inventory-related liabilities	–	245	20	265
Total Liabilities	$972	$1,369	$104	$2,445

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 3.	Fair Value Measurements (Continued)

The Company uses the market approach valuation technique to measure the majority of its assets and liabilities carried at fair value.  Estimated fair market values for inventories carried at market are based on exchange-quoted prices, adjusted for differences in local markets, broker or dealer quotations, or market transactions in either listed or over-the-counter (OTC) markets.  In such cases, the inventory is classified in Level 2.  Certain inventories may require management judgment or estimation for a significant component of the fair value amount.  In such cases, the inventory is classified as Level 3. Changes in the fair market value of inventories are recognized in the consolidated statements of earnings as a component of cost of products sold.

The Company’s derivative contracts that are measured at fair value include forward commodity purchase and sale contracts, exchange-traded commodity futures and option contracts, and OTC instruments related primarily to agricultural commodities, energy, and foreign currencies.  Exchange-traded futures and options contracts are valued based on unadjusted quoted prices in active markets and are classified in Level 1.  The majority of the Company’s exchange-traded futures and options contracts are cash settled on a daily basis and, therefore, are not included in this table.  Fair value for forward commodity purchase and sale contracts is estimated based on exchange-quoted prices adjusted for differences in local markets.  These differences are generally determined using inputs from broker or dealer quotations or market transactions in either the listed or OTC markets.  When observable inputs are available for substantially the full term of the asset or liability, the derivative contracts are classified in Level 2.  When unobservable inputs have a significant impact on the measurement of fair value, the contract’s fair value is classified in Level 3. Based on historical experience with the Company’s suppliers and customers, the Company’s own credit risk, and the Company’s knowledge of current market conditions, the Company does not view nonperformance risk to be a significant input to fair value for the majority of its forward commodity purchase and sale contracts.  However, in situations when the Company believes the nonperformance risk to be a significant input, the Company records estimated fair value adjustments, and classifies the contracts in Level 3 in the fair value hierarchy. Changes in the fair market value of commodity-related derivatives are recognized in the consolidated statements of earnings as a component of cost of products sold.  Changes in the fair market value of foreign currency-related derivatives are recognized in the consolidated statements of earnings as a component of net sales and other operating income, cost of products sold, and other (income) expense–net. The effective portions of changes in the fair market value of derivatives designated as cash flow hedges are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income until the hedged items are recorded in earnings.

The Company’s available-for-sale securities are comprised of U.S. Treasury securities, obligations of U.S. government agencies, corporate and municipal debt securities, and equity investments.  U.S. Treasury securities and certain publicly traded equity investments are valued using quoted market prices and are classified in Level 1.  U.S. government agency obligations, corporate and municipal debt securities and certain equity investments are valued using third-party pricing services and substantially all are classified as Level 2.  Security values that are determined using pricing models are classified in Level 3.  Unrealized changes in the fair market value of available-for-sale marketable securities are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income unless a decline in value is deemed to be other than temporary at which point the decline is recorded in earnings.

The Company’s assessment of the significance of a particular input to a fair value measurement requires judgment and may affect the classification of assets and liabilities within the fair value hierarchy.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 3.	Fair Value Measurements (Continued)

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended June 30, 2009.

	Level 3 Fair Value Measurements

	Inventories Carried at Market, Net	Derivative Contracts, Net	Marketable Securities	Total
	(In millions)

Balance, June 30, 2008	$343	$(6)	$10	$347
Total gains (losses), realized or unrealized, included in earnings before income taxes*	(278)	(74)	(1)	(353)
Purchases, issuances and settlements	225	(74)	17	168
Transfers in and/or out of Level 3	178	152	(26)	304
Ending balance, June 30, 2009	$468	$(2)	$–	$466

*Includes unrealized losses of $35 million attributable to the change in Level 3 derivative assets still held at June 30, 2009 and unrealized losses of $76 million attributable to the change in Level 3 inventories carried at market still held at June 30, 2009.

Note 4.	Inventories, Derivative Instruments & Hedging Activities

The Company values certain inventories using the lower of cost, determined by either the LIFO or FIFO method, or market.  During 2009, reductions in certain LIFO inventory quantities resulted in liquidations of a previously established LIFO cost layer, thereby decreasing the impact of the LIFO valuation reserve adjustment on earnings by $13 million after income tax.

	2009	2008
	(In millions)
LIFO inventories
FIFO value	$745	$1,215
LIFO valuation reserve	(267)	(784)
LIFO inventories carrying value	478	431
FIFO inventories	2,735	2,343
Market inventories	4,569	7,386
	$7,782	$10,160

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 4.	Inventories, Derivative Instruments & Hedging Activities (Continued)

SFAS No. 133, Accounting for Derivatives and Hedging Activities (SFAS 133) requires the Company to recognize all of its derivative instruments as either assets or liabilities in its consolidated balance sheet at fair value.  The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship.  For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation.  The Company does not currently have any derivatives designated as fair value hedges or derivatives designated as hedges of net investment in foreign operations.  The Company has certain derivatives designated as cash flow hedges; however, the majority of the Company’s derivatives have not been designated as hedging instruments.

Derivatives Not Designated as Hedging Instruments under SFAS 133

To reduce price risk caused by market fluctuations in agricultural commodities and foreign currencies, the Company generally follows a policy of using exchange-traded futures and exchange-traded and over-the-counter (OTC) options contracts to minimize its net position of merchandisable agricultural commodity inventories and forward cash purchase and sales contracts and foreign exchange risk.  The Company also uses exchange-traded futures and exchange-traded and OTC options contracts as components of merchandising strategies designed to enhance margins.  The results of these strategies can be significantly impacted by factors such as the volatility of the relationship between the value of exchange-traded commodities futures contracts and the cash prices of the underlying commodities, counterparty contract defaults, and volatility of freight markets.  Exchange-traded futures and exchange-traded and OTC options contracts, and forward cash purchase and sales contracts of certain merchandisable agricultural commodities are valued at fair value.  Inventories of certain merchandisable agricultural commodities which include amounts acquired under deferred pricing contracts are stated at market value.  Inventory is not a derivative and therefore is not included in the tables below.  Changes in the market value of inventories of merchandisable agricultural commodities, forward cash purchase and sales contracts, and exchange-traded futures and exchange-traded and OTC options contracts are recognized in earnings immediately, resulting in cost of products sold approximating FIFO cost.  Unrealized gains and unrealized losses on forward cash purchase contracts, forward foreign currency exchange (FX) contracts, forward cash sales contracts, and exchange-traded and OTC options contracts represent the fair value of such instruments and are classified on the Company’s consolidated balance sheet as receivables and accrued expenses, respectively.

The following table sets forth the fair value of derivatives not designated as hedging instruments under SFAS 133 as of June 30, 2009.

	Assets	Liabilities
	(in millions)

FX Contracts	$46	$39
Commodity Contracts	1,781	2,139
Total	$1,827	$2,178

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 4.	Inventories, Derivative Instruments & Hedging Activities (Continued)

The following table sets forth the pre-tax gains (losses) on derivatives not designated as hedging instruments under SFAS 133 that have been included in the consolidated statement of earnings for the six months ended June 30, 2009, following adoption of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133 (SFAS 161) on January 1, 2009.

(in millions)

Interest Contracts
Other income (expense) – net	$2

FX Contracts
Net sales and other operating income	$(22)
Cost of products sold	21
Other income (expense) - net	(15)
$(16)
Commodity Contracts
Cost of products sold	$(922)

Derivatives Designated as Cash Flow Hedging Strategies

For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same line item affected by the hedged transaction and in the same period or periods during which the hedged transaction affects earnings.  The remaining gain or loss on the derivative instrument that is in excess of the cumulative change in the cash flows of the hedged item, if any (i.e., the ineffective portion), hedge components excluded from the assessment of effectiveness, and gains and losses related to discontinued hedges are recognized in the consolidated statement of earnings during the current period.

For each of the hedging programs described below, the derivatives are designated as cash flow hedges.  The changes in the market value of such derivative contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of the hedged item.  Once the hedged item is recognized in earnings, the gains/losses arising from the hedge will be reclassified from accumulated other comprehensive income (AOCI) to either net sales and other operating income, or cost of products sold.  As of June 30, 2009, the Company has $25 million of after-tax losses in AOCI related to gains and losses from commodity cash flow hedge transactions.  The Company expects to recognize all of these after-tax losses in the statement of earnings during the next 18 months.  During the current period the Company had no amounts recognized in earnings from cash flow hedges that were discontinued.

Archer-Daniels-Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 4.	Inventories, Derivative Instruments & Hedging Activities (Continued)

The Company, from time to time, uses futures or options contracts to fix the purchase price of anticipated volumes of corn to be purchased and processed in a future month.  The objective of this hedging program is to reduce the variability of cash flows associated with the Company’s forecasted purchases of corn.  The Company’s corn processing plants grind approximately 60 million bushels of corn per month.  Most of the finished goods produced from this corn grind are sold at fixed prices and many of these finished goods are unable to be hedged.  The Company will fix the purchase price of the corn that will be used, thereby economically protecting the margin on these finished goods sales.  During the past 12 months, the Company hedged between 25% and 95% of its monthly anticipated grind.  At June 30, 2009, the Company has hedged portions of its anticipated monthly purchases of corn over the next 18 months, ranging from 1% to 50% of its anticipated monthly grind.

The Company, from time to time, also uses futures, options, and swaps to fix the purchase price of the Company’s anticipated natural gas requirements for certain production facilities.  The objective of this hedging program is to reduce the variability of cash flows associated with the Company’s forecasted purchases of natural gas.  These production facilities use approximately 3.5 million MMbtus of natural gas per month.    During the past 12 months, the Company hedged between 18% and 65% of the quantity of its anticipated monthly natural gas purchases.  At June 30, 2009, the Company has hedged portions of its anticipated monthly purchases of natural gas over the next 12 months, ranging from 4% to 60% of its anticipated monthly natural gas purchases.

To protect against fluctuations in cash flows due to changes in foreign currency exchange rates, the Company from time to time will use forward foreign exchange contracts with banks as foreign currency cash flow hedge programs.  Certain production facilities have manufacturing expenses and some sales contracts denominated in non-functional currency.  To reduce the risk of fluctuations in cash flows due to changes in the exchange rate between functional versus non-functional currency, the Company will hedge some portion of the forecasted foreign currency expenditures and/or receipts.  The fair value of foreign exchange contracts designated as cash flow hedging instruments as of June 30, 2009 was immaterial.

At June 30, 2009, AOCI included $12 million of after-tax gains related to treasury-lock agreements and interest rate swaps.  The instruments were executed in order to lock in the Company’s interest rate prior to the issuance or remarketing of debentures.  Both the treasury-lock agreements and interest rate swaps are designated as cash flow hedges of the risk of changes in the future interest payments attributable to changes in the benchmark interest rate.  The objective of the hedges is to protect the Company from changes in the benchmark from the date the Company decided to issue the debt to the date when the debt will actually be issued.  The Company will recognize the $12 million of gains in its consolidated statement of earnings over the terms of the hedged items.

Archer-Daniels-Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 4.	Inventories, Derivative Instruments & Hedging Activities (Continued)

The following table sets forth the fair value of derivatives designated as hedging instruments under SFAS 133 as of June 30, 2009.
	Assets	Liabilities
	(in millions)

Interest Contracts	$10	$0
Commodity Contracts	5	2
Total	$15	$2

The following table sets forth the pre-tax gains (losses) on derivatives designated as hedging instruments under SFAS 133 that have been included in the consolidated statement of earnings for the six months ended June 30, 2009, following adoption of SFAS 161:

	Consolidated Statement of Earnings Location	Amount
		(in millions)
FX Contracts
Effective amount recognized in earnings	Other income (expense) – net	$(1)
Commodity Contracts
Effective amount recognized in earnings	Cost of products sold	(293)
	Net sales and other operating income	16
Ineffective amount recognized in earnings	Cost of products sold	(9)
Total amount recognized in earnings		$(287)

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 5.	Marketable Securities and Cash Equivalents

		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In millions)
2009
United States government obligations
Maturity less than 1 year	$645	$–	$–	$645
Maturity 1 to 5 years	29	1	–	30
Government–sponsored enterprise obligations
Maturity less than 1 year	8	–	–	8
Maturity 1 to 5 years	59	2	–	61
Maturity 5 to 10 years	104	1	(1)	104
Maturity greater than 10 years	268	6	–	274
Corporate debt securities
Maturity less than 1 year	10	–	–	10
Maturity 1 to 5 years	37	1	–	38
Other debt securities
Maturity less than 1 year	463	–	–	463
Maturity 5 to 10 years	6	–	–	6
Maturity greater than 10 years	16	–	(3)	13
Equity securities
Available-for-sale	69	33	(29)	73
Trading	19	–	–	19
	$1,733	$44	$(33)	$1,744

		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In millions)
2008
United States government obligations
Maturity less than 1 year	$483	$1	$(1)	$483
Maturity 1 to 5 years	33	–	(1)	32
Government–sponsored enterprise obligations*
Maturity 1 to 5 years	77	2	–	79
Maturity 5 to 10 years	69	–	(1)	68
Maturity greater than 10 years	198	1	(3)	196
Corporate debt securities
Maturity less than 1 year	6	–	–	6
Maturity 1 to 5 years	49	–	–	49
Maturity greater than 10 years	13	–	–	13
Other debt securities
Maturity less than 1 year	355	–	(1)	354
Maturity 5 to 10 years	7	–	–	7
Maturity greater than 10 years	1	–	–	1
Equity securities
Available-for-sale	88	52	(18)	122
Trading	23	–	–	23
	$1,402	$56	$(25)	$1,433

* Description changed to conform to current year classification.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 5.	Marketable Securities and Cash Equivalents (Continued)

Of the $33 million in unrealized losses at June 30, 2009, $7 million arose within the last 12 months.  The market value of the investments that have been in an unrealized loss position for less than 12 months and for 12 months and longer is $215 million and $34 million, respectively.  The market value of United States government obligations, government-sponsored enterprise obligations, and other debt securities with unrealized losses as of June 30, 2009, is $210 million.  The $4 million of unrealized losses associated with United States government obligations, government sponsored enterprise obligations and other debt securities are not considered to be other-than-temporary because the present value of expected cash flows to be collected is equivalent to or exceeds the amortized cost basis of the securities.  The market value of available-for-sale equity securities with unrealized losses as of June 30, 2009, is $39 million.  Of the $29 million in unrealized losses associated with available-for-sale equity securities, $25 million is related to the Company’s investment in one security.  In June 2009, the Company recognized an $18 million other-than-temporary impairment related to an investment in an available-for-sale equity security, based on the Company’s assessment of underlying market conditions.  The Company does not intend to sell any of its impaired debt and equity securities, and, based upon its evaluation, the Company does not believe it is likely that the Company will be required to sell the investments before recovery of their amortized cost bases.

Note 6.	Investments in and Advances to Affiliates

The Company applies the equity method for investments in investees over which the Company has the ability to exercise significant influence.  The Company had 72 and 80 unconsolidated affiliates as of June 30, 2009 and 2008, respectively, located in North and South America, Africa, Europe, and Asia.  The following table summarizes the combined balance sheets as of June 30, 2009 and 2008, and the combined statements of earnings of the Company’s unconsolidated affiliates for each of the three years ended June 30, 2009, 2008, and 2007.

	2009	2008	2007
	(In millions)
Current assets	$12,766	$15,111
Non-current assets	19,403	17,201
Current liabilities	(8,646)	(11,069)
Non-current liabilities	(3,751)	(2,799)
Minority interests	(681)	(720)
Net assets	$19,091	$17,724

Net sales	$41,205	$37,542	$25,127
Gross profit	5,682	4,575	3,123
Net income	816	2,503	1,684

Undistributed earnings of the Company’s unconsolidated affiliates as of June 30, 2009, are $938 million.  The company is a limited partner in various private equity funds which have a carrying value at June 30, 2009 of $83 million.  The Company has future capital commitments related to these partnerships of $114 million as of      June 30, 2009.  The Company has a direct investment in two foreign affiliates which have a carrying value of $963 million as of June 30, 2009, and a market value of $3.1 billion based on quoted market prices and exchange rates at August 26, 2009.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 6.	Investments in and Advances to Affiliates (Continued)

The Company provides credit facilities totaling $175 million to three unconsolidated affiliates.  One facility is due on demand and bears interest equal to the monthly average commercial paper rate applicable to the Company’s commercial paper borrowing facility.  The second facility matures December 31, 2011 and bears interest at the one month LIBOR rate.  The third facility has no fixed maturity date, is repayable within 90 days of the advance, and bears interest at LIBOR plus one percent.  Outstanding advances under these credit facilities are $50 million as of June 30, 2009, and are included in receivables in the accompanying consolidated balance sheet.

During 2007, the Company sold its 28% ownership interest in Agricore United for cash of $321 million and recognized a gain of $153 million.

During June 2007, the Company exchanged its ownership interests in eleven Asian joint venture companies for shares of Wilmar International Limited (WIL), a Singapore publicly listed company.  In exchange for its ownership interests in the joint ventures, the Company received 366 million WIL shares with a fair value of $756 million.  Immediately prior to the exchange, the carrying value of the Company’s interests in the joint ventures exchanged for WIL shares was $231 million.  The Company recognized a $286 million after-tax gain in 2007 related to the exchange transaction.  The gain represents the difference between the fair value of the WIL shares received and the carrying value of the Company’s interests in the joint ventures exchanged for WIL shares, less the elimination of the portion of the gain representing the Company’s retained direct and indirect ownership interests in WIL.  During 2008, the Company finalized its accounting for this exchange using the purchase method of accounting.  As a result, the Company reduced its investment in WIL and recorded goodwill of $176 million.  The Company accounts for its direct and indirect interests in WIL using the equity method of accounting due to its ability to exercise significant influence over WIL.

Note 7.	Goodwill

The Company accounts for its goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.  Under this standard, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests.  The Company recorded a $6 million goodwill impairment charge during 2009 and no goodwill impairment during 2008.  The other changes in goodwill during 2009 are related to acquisitions, investment in a joint venture and foreign currency translation adjustments.  The carrying value of the Company’s other intangible assets is not material.

Goodwill balances attributable to consolidated businesses and investments in affiliates, by segment, are set forth in the following table.

	2009			2008
	Consolidated	Investments		Consolidated	Investments
	Businesses	in Affiliates	Total	Businesses	In Affiliates	Total
	(In millions)			(In millions)

Oilseeds Processing	$9	$186	$195	$15	$185	$200
Corn Processing	77	7	84	77	7	84
Agricultural Services	44	1	45	51	1	52
Other	126	82	208	103	67	170
Total	$256	$276	$532	$246	$260	$506

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 8.	Debt and Financing Arrangements

	2009	2008
	(In millions)

4.70% Debentures $1,750 million face amount, due in 2041	$1,750	$1,750

0.875% Convertible Senior Notes $1,150 million face amount, due in 2014	942	903

5.45% Notes $700 million face amount, due in 2018	700	700

5.375% Debentures $600 million face amount, due in 2035	586	586

6.45% Debentures $500 million face amount, due in 2038	498	498

5.935% Debentures $500 million face amount, due in 2032	494	494

7.0% Debentures $400 million face amount, due in 2031	398	398

7.5% Debentures $343 million face amount, due in 2027	341	341

6.625% Debentures $298 million face amount, due in 2029	296	296

8.375% Debentures $295 million face amount, due in 2017	292	292

6.95% Debentures $250 million face amount, due in 2097	246	246

7.125% Debentures $243 million face amount, due in 2013	243	243

6.75% Debentures $200 million face amount, due in 2027	197	197

5.87% Debentures $196 million face amount, due in 2010	177	164

8.125% Debentures $103 million face amount, due in 2012	103	103

8.875% Debentures $102 million face amount, due in 2011	102	102

Other	275	362
Total long-term debt including current maturities	7,640	7,675
Current maturities	(48)	(232)
Total long-term debt	$7,592	$7,443

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 8.	Debt and Financing Arrangements (Continued)

In fiscal year 2008, the Company issued $3.10 billion of additional long-term debt, including $500 million of debentures issued in December 2007, $700 million of notes issued in March 2008, and $1.75 billion of debentures issued in June 2008 (the Debentures).

In connection with the issuance of the Debentures in June 2008, the Company issued $1.75 billion of Equity Units.  Equity Units are a combination of debt and forward purchase contract for the holder to purchase the Company’s common stock.  The debt and equity instruments are deemed to be separate instruments as the investor may transfer or settle the equity instrument separately from the debt instrument.

The forward purchase contract will obligate the buyer to purchase from the Company, no later than June 1, 2011, for a price of $50 in cash, the following number of shares of the Company’s common stock, subject to anti-dilution adjustments:

•
if the “Applicable Market Value” (AMV) of the Company’s common stock, which is the average closing price of the Company’s common stock over the 20-trading day period ending on the third trading day prior to June 1, 2011, equals or exceeds $47.83, 1.0453 shares of the Company’s common stock;

•	if the AMV is less than $47.83, but greater than $39.86, a number of shares of the Company’s common stock having a value, based on the AMV, equal to $50; and

•	if the AMV is less than or equal to $39.86, 1.2544 shares of the Company’s common stock.

The Debentures bear interest at a rate of 4.70% per year, payable quarterly and are due June 1, 2041. The Debentures will be remarketed in 2011.  If this remarketing is successful, the interest rate on the Debentures will be reset, and thereafter interest will be payable semi-annually at the reset rate.  In addition, following a successful remarketing, the Company may modify certain terms of the Debentures including adjusting the frequency of interest payments, adjusting the ranking of the Debentures or changing the stated maturity.  If there has been no successful remarketing, the interest rate on the Debentures will not be reset, and the holder of each Equity Unit will have the right to put its interest in the Debentures to the Company on June 1, 2011 at a put price equal to 100% of its principal amount plus accrued and unpaid interest. The proceeds of the put right will be deemed to have been applied against the holder’s obligations under the forward purchase contracts.

The Company will also pay the Equity Unit holder quarterly contract adjustment payments at a rate of 1.55% per year of the stated amount of $50 per Equity Unit, or $0.775 per year.  The present value of the future contract adjustment payments of $75 million, which is being paid over the three years from the date of issuance, is recorded as a reduction to shareholders’ equity.  The Company also recorded a $35 million decrease in shareholders’ equity for issuance costs related to the equity portion of the Equity Units.  The remaining issuance costs have been allocated to the debt and will be recognized in earnings over the life of the debt.

The forward purchase contracts issued in connection with the issuance of the debentures in June 2008, will be settled for the Company’s common stock on June 1, 2011.  Until settlement of the forward purchase contract, the shares of stock underlying each forward purchase contract are not outstanding.  The forward purchase contracts will only be included in the computation of diluted earnings per share to the extent they are dilutive.  As of June 30, 2009, the forward purchase contracts were not considered dilutive and therefore not included in the computation of diluted earnings per share.  Basic earnings per share will not be affected until the forward purchase contracts are settled and the holders thereof become stockholders.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 8.	Debt and Financing Arrangements (Continued)

In February 2007, the Company issued $1.15 billion principal amount of convertible senior notes due in 2014 (the Notes) in a private placement.  The Notes were issued at par and bear interest at a rate of 0.875% per year, payable semiannually.  The Notes are convertible based on a conversion rate of 22.8423 shares per $1,000 principal amount of Notes (which is equal to a conversion price of approximately $43.78 per share).  The Notes may be converted, subject to adjustment, only under the following circumstances: 1) during any calendar quarter beginning after March 31, 2007, if the closing price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding quarter is more than 140% of the applicable conversion price per share, which is $1,000 divided by the then applicable conversion rate, 2) during the five consecutive business day period immediately after any five consecutive trading day period (the note measurement period) in which the average of the trading price per $1,000 principal amount of Notes was equal to or less than 98% of the average of the product of the closing price of the Company’s common stock and the conversion rate at each date during the note measurement period, 3) if the Company makes specified distributions to its common stockholders or specified corporate transactions occur, or 4) at any time on or after January 15, 2014, through the business day preceding the maturity date.  Upon conversion, a holder would receive an amount in cash equal to the lesser of 1) $1,000 and 2) the conversion value, as defined.  If the conversion value exceeds $1,000, the Company will deliver, at the Company’s election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000.  If the Notes are converted in connection with a change in control, as defined, the Company may be required to provide a make-whole premium in the form of an increase in the conversion rate, subject to a stated maximum amount.  In addition, in the event of a change in control, the holders may require the Company to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any.

Concurrent with the issuance of the Notes, the Company purchased call options in private transactions at a cost of $299 million.  The purchased call options allow the Company to receive shares of its common stock and/or cash from the counterparties equal to the amounts of common stock and/or cash related to the excess of the current market price of the Company’s common stock over the exercise price of the purchased call options.  In addition, the Company sold warrants in private transactions to acquire, subject to customary anti-dilution adjustments, 26.3 million shares of its common stock at an exercise price of $62.56 per share and received proceeds of $170 million.  If the average price of the Company’s common stock during a defined period ending on or about the respective settlement dates exceeds the exercise price of the warrants, the warrants will be settled, at the Company’s option, in cash or shares of common stock.  The purchased call options and warrants are intended to reduce the potential dilution upon future conversions of the Notes by effectively increasing the initial conversion price to $62.56 per share.  The net cost of the purchased call options and warrant transactions of $130 million was recorded as a reduction of shareholders’ equity.

Upon closing of the sale of the Notes, $370 million of the net proceeds from the Note issuance and the proceeds from the warrant transactions were used to repurchase 10.3 million shares of the Company’s common stock under the Company’s stock repurchase program.

As of June 30, 2009, none of the conditions permitting conversion of the Notes had been satisfied.  In addition, as of June 30, 2009, the market price of the Company’s common stock was not greater than the exercise price of the purchased call options or warrants.  As of June 30, 2009, no share amounts related to the conversion of the Notes or exercise of the warrants are included in diluted average shares outstanding.

As discussed in Note 1, the Notes have been accounted for in accordance with the provisions of FSP APB 14-1 on a retrospective basis.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 8.	Debt and Financing Arrangements (Continued)

At June 30, 2009, the fair value of the Company’s long-term debt exceeded the carrying value by $511 million, as estimated by using quoted market prices or discounted future cash flows based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

The aggregate maturities of long-term debt for the five years after June 30, 2009, are $48 million, $328 million, $151 million, $268 million, and $1,215 million, respectively.

At June 30, 2009, the Company had pledged certain property, plant, and equipment with a carrying value of $340 million as security for certain long-term debt obligations.

At June 30, 2009, the Company had lines of credit totaling $6.6 billion, of which $6.5 billion was unused.  The weighted average interest rates on short-term borrowings outstanding at June 30, 2009 and 2008, were 2.86% and 2.83%, respectively.  Of the Company’s total lines of credit, $4.2 billion support a commercial paper borrowing facility, against which there were no borrowings at June 30, 2009.

The Company has outstanding standby letters of credit and surety bonds at June 30, 2009 and 2008, totaling $398 million and $500 million, respectively.

In February 2010, the Company announced cash tender offers to repurchase a portion of its outstanding debentures with varying terms and maturities.  In March 2010, the Company repurchased the aggregate principal amount of $500 million of its outstanding debentures in accordance with the announced tender offers.

Note 9.	Shareholders’ Equity

The Company has authorized one billion shares of common stock and 500,000 shares of preferred stock, each without par value.  No preferred stock has been issued.  At June 30, 2009 and 2008, the Company had approximately 30.0 million and 27.8 million shares, respectively, in treasury.  Treasury stock of $765 million at June 30, 2009, and $719 million at June 30, 2008, is recorded at cost as a reduction of common stock.

The Company’s employee stock compensation plans provide for the granting of options to employees to purchase common stock of the Company pursuant to the Company’s 1999 Incentive Compensation Plan and 2002 Incentive Compensation Plan.  These options are issued at market value on the date of grant, vest incrementally over five to nine years, and expire ten years after the date of grant.

The Company’s 1999 and 2002 Incentive Compensation Plans provide for the granting of restricted stock and restricted stock units (Restricted Stock Awards) at no cost to certain officers and key employees.  The awards are made in common stock or stock units with equivalent rights and vest at the end of a three-year restriction period.  During 2009, 2008, and 2007, 1.1 million, 1.3 million, and 1.1 million common shares or units, respectively, were granted as Restricted Stock Awards.  At June 30, 2009, there were 1.5 million and 3.5 million shares available for future grants pursuant to the 1999 and 2002 plans, respectively.

Compensation expense for option grants and Restricted Stock Awards granted to employees is generally recognized on a straight-line basis during the service period of the respective grant.  Certain of the Company’s option grants and Restricted Stock Awards continue to vest upon the recipient’s retirement from the Company and compensation expense related to option grants and Restricted Stock Awards granted to retirement eligible employees is recognized in earnings on the date of grant.  Total compensation expense for option grants and Restricted Stock Awards recognized during 2009, 2008, and 2007 was $65 million, $70 million, and $70 million, respectively.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 9.	Shareholders’ Equity (Continued)

The fair value of each option grant is estimated as of the date of grant using the Black-Scholes single option pricing model.  The volatility assumption used in the Black-Scholes single option pricing model is based on the historical volatility of the Company’s stock.  The volatility of the Company’s stock was calculated based upon the monthly closing price of the Company’s stock for the period immediately prior to the date of grant corresponding to the average expected life of the grant.  The average expected life represents the period of time that option grants are expected to be outstanding.  The risk-free rate is based on the rate of U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of option grants.  The assumptions used in the Black-Scholes single option pricing model are as follows.

	2009	2008	2007

Dividend yield	2%	1%	1%
Risk-free interest rate	3%	5%	5%
Stock volatility	30%	30%	30%
Average expected life (years)	8	8	8

A summary of option activity during 2009 is presented below:
	Shares	Weighted-Average Exercise Price
	(In thousands, except per share amounts)
Shares under option at June 30, 2008	8,949	$23.79
Granted	3,440	26.03
Exercised	(1,512)	12.96
Forfeited or expired	(168)	22.86
Shares under option at June 30, 2009	10,709	$26.05

Exercisable at June 30, 2009	3,145	$23.47

The weighted-average remaining contractual term of options outstanding and exercisable at June 30, 2009, is 7 years and 6 years, respectively.  The aggregate intrinsic value of options outstanding and exercisable at June 30, 2009, is $8 million and $10 million, respectively.  The weighted-average grant-date fair values of options granted during 2009, 2008, and 2007, were $7.81, $12.60, and $16.42 respectively.  The total intrinsic values of options exercised during 2009, 2008, and 2007, were $17 million, $34 million, and $41 million, respectively.  Cash proceeds received from options exercised during 2009, 2008, and 2007, were $11 million, $20 million, and $20 million, respectively.

At June 30, 2009, there was $33 million of total unrecognized compensation expense related to option grants.  Amounts to be recognized as compensation expense during the next five fiscal years are $14 million, $10 million, $6 million, $2 million, and $1 million, respectively.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 9.	Shareholders’ Equity (Continued)

The fair value of Restricted Stock Awards is determined based on the market value of the Company’s shares on the grant date.  The weighted-average grant-date fair values of awards granted during 2009 and 2008, were $26.03 and $34.45, respectively.

A summary of Restricted Stock Awards activity during 2009 is presented below:

	Restricted	Weighted Average
	Stock Awards	Grant-Date Fair Value
	(In thousands, except per share amounts)

Non-vested at June 30, 2008	4,536	$30.00
Granted	1,144	26.03
Vested	(2,241)	21.96
Forfeited	(26)	32.91
Non-vested at June 30, 2009	3,413	$33.81

At June 30, 2009 there was $19 million of total unrecognized compensation expense related to Restricted Stock Awards.  Amounts to be recognized as compensation expense during the next three fiscal years are $13 million, $5 million, and $1 million, respectively.  The total fair value of Restricted Stock Awards vested during 2009 was $49 million.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 10.	Accumulated Other Comprehensive Income

The following table sets forth information with respect to accumulated other comprehensive income:

	Foreign	Deferred		Unrealized	Accumulated
	Currency	Gain (Loss)	Pension	Gain (Loss)	Other
	Translation	on Hedging	Liability	On	Comprehensive
	Adjustment	Activities	Adjustment	Investments	Income (Loss)
	(In millions)

Balance at June 30, 2006	$90	$(24)	$(31)	$179	$214

Unrealized gains (losses)	312	(13)	(40)	180	439
(Gains) losses reclassified to earnings	–	42	–	(393)	(351)
Tax effect	–	(11)	15	80	84
Net of tax amount	312	18	(25)	(133)	172
SFAS No. 158 transition adjustment	–	–	(330)	–	(330)
Tax effect	–	–	125	–	125
Net of tax amount	–	–	(205)	–	(205)
Balance at June 30, 2007	402	(6)	(261)	46	181

Unrealized gains (losses)	624	126	144	(4)	890
(Gains) losses reclassified to earnings	–	13	–	(38)	(25)
Tax effect	–	(43)	(62)	16	(89)
Net of tax amount	624	96	82	(26)	776
Balance at June 30, 2008	1,026	90	(179)	20	957

Unrealized gains (losses)	(819)	(24)	(583)	(26)	(1,452)
(Gains) losses reclassified to earnings	–	(126)	–	6	(120)
Tax effect	–	47	206	7	260
Net of tax amount	(819)	(103)	(377)	(13)	(1,312)
Balance at June 30, 2009	$207	$(13)	$(556)	$7	$(355)

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 11.	Other (Income) Expense – Net

	2009	2008	2007
	(In millions)
Interest expense	$469	$513	$447
Investment income	(181)	(269)	(257)
Loss on extinguishment of debt	–	–	46
Net (gain) loss on marketable
securities transactions	6	(38)	(393)
Net (gain) loss on exchange of
unconsolidated affiliates	11	(9)	(440)
Net gain on sales of businesses	(24)	(8)	(209)
Equity in earnings of
unconsolidated affiliates	(145)	(415)	(294)
Other – net	41	55	(2)
	$177	$(171)	$(1,102)

Interest expense is net of interest capitalized of $95 million, $52 million, and $24 million in 2009, 2008, and 2007, respectively.  The Company made interest payments of $522 million, $485 million, and $425 million in 2009, 2008, and 2007, respectively.  Realized gains on sales of available-for-sale marketable securities totaled $17 million, $39 million, and $394 million in 2009, 2008, and 2007, respectively.  Annual realized losses on sales of available-for-sale marketable securities were $1 million in 2009, 2008, and 2007.  Impairment losses on securities totaled $22 million in 2009.

Note 12.	Income Taxes

For financial reporting purposes, earnings before income taxes include the following components.

	2009	2008	2007
	(In millions)

United States	$1,332	$1,409	$1,889
Foreign	1,168	1,185	1,255
	$2,500	$2,594	$3,144

Significant components of income taxes are as follows:

	2009	2008	2007
	(In millions)
Current
Federal	$626	$540	$691
State	28	46	68
Foreign	139	363	124
Deferred
Federal	(4)	(63)	(29)
State	10	11	(16)
Foreign	13	(89)	149
	$812	$808	$987

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 12.	Income Taxes (Continued)

Significant components of deferred tax liabilities and assets are as follows. 2008 amounts have been reclassified to conform to current year presentation.

	2009	2008
	(In millions)
Deferred tax liabilities
Property, plant, and equipment	$599	$592
Equity in earnings of affiliates	142	272
Inventory reserves	64	28
Other	80	36
	$885	$928

Deferred tax assets
Pension and postretirement benefits	$301	$156
Stock compensation	59	53
Tax credit carryforwards, net	36	43
Reserves and other accruals	19	9
Other	153	102
	$568	$363

Net deferred tax liabilities	$317	$565
Current deferred tax liabilities included
in accrued expenses	(9)	–
Non-current deferred tax liabilities	$308	$565

Reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on earnings is as follows:

	2009	2008	2007

Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of
federal tax benefit	1.0	1.3	1.4
Foreign earnings taxed at rates
other than the U.S. statutory rate	(9.2)	(4.6)	(2.9)
WIHL Liquidation	6.6	–	–
Adjustment of income taxes to
filed tax returns	(0.1)	0.2	(0.4)
Other	(0.8)	(0.8)	(1.7)
Effective rate	32.5%	31.1%	31.4%

The Company made income tax payments of $1.0 billion, $859 million and $794 million in 2009, 2008, and 2007, respectively.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 12.	Income Taxes (Continued)

The Company has $55 million and $69 million of tax assets for net operating loss carry-forwards related to certain international subsidiaries at June 30, 2009 and 2008, respectively.  As of June 30, 2009, approximately $48 million of these assets have no expiration date, and the remaining $7 million expire at various times through fiscal 2018.  The annual usage of certain of these assets is limited to a percentage of taxable income of the respective international subsidiary for the year. The Company has recorded a valuation allowance of $51 million and $60 million against these tax assets at June 30, 2009 and 2008, respectively, due to the uncertainty of their realization.

The Company also has $38 million of tax assets related to excess foreign tax credits which begin to expire in fiscal 2013 and $12 million of tax assets related to state income tax attributes (incentive credits and net operating loss carryforwards) net of federal benefit which will expire at various times through fiscal 2015. The Company has recorded a valuation allowance of $11 million against the excess foreign tax credits at June 30, 2009, due to the uncertainty of realization.  The Company has recorded a valuation allowance against the state income tax assets of $2 million as of June 30, 2009.  As of June 30, 2008, the Company had a $24 million valuation allowance recorded related to the excess foreign tax credits and a $1 million valuation allowance related to state income tax incentive credits, due to the uncertainty of realization.

The Company remains subject to examination in the U.S. for the calendar tax years 2007, 2008 and 2009.

Undistributed earnings of the Company’s foreign subsidiaries and affiliated corporate joint venture companies accounted for on the equity method amounting to approximately $6 billion at June 30, 2009, are considered to be permanently reinvested, and accordingly, no provision for U.S. income taxes has been provided thereon.  It is not practicable to determine the deferred tax liability for temporary differences related to these undistributed earnings.

During 2009, approximately $158 million of income tax expense was incurred related to the Company’s investment in Wilmar International Holdings, Limited (WIHL), a subsidiary of ADM Asia Pacific, Limited (ADMAP), a wholly-owned subsidiary of the Company.  Through WIHL, ADMAP holds an indirect ownership interest in Wilmar International Ltd. (WIL).

Historically, the Company considered the retained earnings of its investment in ADMAP to be permanently reinvested outside the U.S.  Therefore, the Company provided no deferred tax liability associated with the undistributed earnings of this investment prior to the third quarter of 2009.   On February 3, 2009, the shareholders of WIHL approved a plan of voluntary liquidation which was followed by a partial liquidating distribution on April 1, 2009. Pursuant to this distribution, ADMAP received publicly traded shares of WIL that represented approximately 40% of the WIL shares indirectly held by WIHL.  The liquidation caused the difference between the market value of  the WIL shares received and the tax basis of ADMAP’s investment in WIHL to be subject to U.S. income tax as a deemed distribution from ADMAP to the Company.  Consequently, as of March 31, 2009, the Company concluded that a portion of its investment in ADMAP related to its investment in WIHL was not permanently reinvested.  Accordingly, the Company recorded approximately $97 million of income tax expense and deferred income tax liability in the third quarter of 2009 to reflect the book-tax basis difference of its investment in WIHL as of March 31, 2009.  On April 1, 2009, the income tax gain generated by the partial liquidating distribution of WIHL triggered additional U.S. income tax expense of approximately $61 million which was recorded in the Company’s fourth quarter 2009 and established a new tax basis in the U.S. for the Company’s WIHL investment.

The finalization of the liquidation process is expected to occur during calendar year 2010 and is contingent on certain regulatory approvals.  While the ultimate impact of the transaction is uncertain, based on the March 19, 2010 market value of WIL shares and certain other assumptions, including the applicable foreign currency exchange rate and the U.S. income tax rate, the finalization of the liquidation could result in additional income tax expense for the Company of approximately $590 million in the period(s) that it occurs.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 12.	Income Taxes (Continued)

The Company adopted the provisions of FIN 48 effective July 1, 2007.  FIN 48 clarifies the accounting for income tax positions by prescribing a minimum threshold a tax position is required to meet before being recognized in the consolidated financial statements.  This interpretation requires the Company to recognize in the consolidated financial statements tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the position.  Upon adoption of FIN 48, no material changes were required to be taken into account in the income statement or balance sheet of the Company.  The total amounts of unrecognized tax benefits at June 30, 2008 and 2009 are as follows:

	Unrecognized Tax Benefits
	2009	2008
	(in millions)

Beginning balance	$55	$21
Additions related to current years’ tax positions	–	29
Additions related to prior years’ tax positions	10	7
Reductions related to prior years’ tax positions	(9)	–
Settlements with tax authorities	(2)	(2)
Ending balance	$54	$55

The additions and reductions in unrecognized tax benefits shown in the table include effects related to net income and shareholders’ equity, and timing differences for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  The 2009 changes in unrecognized tax benefits did not have a material effect on the Company’s net income or cash flow.

The Company is subject to income taxation in many jurisdictions around the world.  Resolution of the related tax positions through negotiations with relevant tax authorities or through litigation may take years to complete.  Therefore, it is difficult to predict the timing for resolution of tax positions.  However, the Company does not anticipate that the total amount of unrecognized tax benefits will increase or decrease significantly in the next twelve months.  Given the long periods of time involved in resolving tax positions, the Company does not expect that the recognition of unrecognized tax benefits will have a material impact on the Company’s effective income tax rate in any given period.  If the total amount of unrecognized tax benefits were required to be recognized by the Company at one time, there would be a positive impact of $33 million on the tax expense for that period.

The Company classifies interest on income tax related balances as interest expense or interest income and classifies tax-related penalties as selling, general and administrative expenses.  At June 30, 2009 and 2008, the Company had accrued interest and penalties on unrecognized tax benefits of $22 million and $17.5 million, respectively.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 13.	Leases

The Company leases manufacturing and warehouse facilities, real estate, transportation assets, and other equipment under non-cancelable operating leases the majority of which expire at various dates through the year 2026. Rent expense for 2009, 2008, and 2007 was $217 million, $201 million, and $166 million, respectively. Future minimum rental payments for non-cancelable operating leases with initial or remaining terms in excess of one year are as follows:

Minimum Rental Payments
Fiscal years	(In millions)

2010	$224
2011	205
2012	235
2013	198
2014	139
Thereafter	273
Total minimum lease payments	$1,274

Note 14.	Employee Benefit Plans

The Company provides substantially all domestic employees and employees at certain international subsidiaries with pension benefits.  Eligible domestic employees with five or more years of service prior to January 1, 2009 participate in a defined benefit pension plan.  Eligible domestic employees hired on or after January 1, 2009 (and eligible salaried employees with less than five years of service prior to January 1, 2009) participate in a “cash balance” pension formula.  The Company provides eligible domestic employees who retire under qualifying conditions with access to postretirement health care, at full cost to the retiree (certain employees are “grandfathered” into subsidized coverage).

The Company also maintains 401(k) plans covering substantially all domestic employees.  The Company contributes cash to the plans to match qualifying employee contributions, and also provides a non-matching employer contribution of 1% of pay to eligible participants.  Under an employee stock ownership component of the 401(k) plans, employees may choose to invest in ADM stock as part of their own investment elections.  The employer contributions are expensed when paid.  Assets of the Company’s 401(k) plans consist primarily of listed common stocks and pooled funds.  The Company’s 401(k) plans held 17.3 million shares of Company common stock at June 30, 2009, with a market value of $462 million.  Cash dividends received on shares of Company common stock by these plans during the year ended June 30, 2009 were $9 million.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 14.	Employee Benefit Plans (Continued)

	Pension Benefits			Postretirement Benefits
	2009	2008	2007	2009	2008	2007
	(In millions)			(In millions)
Retirement plan expense
Defined benefit plans:
Service cost (benefits earned during the period)	$52	$68	$62	$7	$9	$7
Interest cost	111	109	94	13	12	10
Expected return on plan assets	(113)	(121)	(102)	–	–	–
Curtailment/Plan settlements	–	–	–	(15)	–	–
Amortization of actuarial loss	2	17	19	1	2	1
Other amortization	6	5	6	(1)	(1)	(1)
Net periodic defined benefit plan expense	58	78	79	5	22	17
Defined contribution plans	35	31	29	–	–	–
Total retirement plan expense	$93	$109	$108	$5	$22	$17

The Company historically has used March 31 as its measurement date.  On July 1, 2008, the Company adopted the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires companies to measure the funded status of defined benefit postretirement plans as of the end of the fiscal year instead of a date up to three months prior to the end of the fiscal year.  As a result, the Company recorded a decrease in retained earnings of $21 million, net of tax, and an increase to accumulated other comprehensive income of $2 million, net of tax, representing the periodic benefit cost for the period from April 1, 2008 through June 30, 2008.

The Company uses a June 30 measurement date for substantially all defined benefit plans.  The following tables set forth changes in the defined benefit obligation and the fair value of defined benefit plan assets:

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 14.	Employee Benefit Plans (Continued)

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
	(In millions)		(In millions)
Benefit obligation, beginning	$1,851	$1,916	$206	$208
Service cost	52	68	7	9
Interest cost	111	109	13	12
Actuarial loss (gain)	160	(242)	48	(15)
Employee contributions	2	3	–	–
Settlements	(15)	–	(8)	–
SFAS No. 158 measurement date adjustment	39	–	6	–
Benefits paid	(94)	(78)	(8)	(8)
Plan amendments	(2)	6	(8)	–
Foreign currency effects	(92)	69	–	–
Benefit obligation, ending	$2,012	$1,851	$256	$206

Fair value of plan assets, beginning	$1,662	$1,611	$–	$–
Actual return on plan assets	(283)	5	–	–
Employer contributions	217	69	8	8
Employee contributions	2	3	–	–
Settlements	(15)	–	–	–
SFAS No. 158 measurement date adjustment	27	–	–	–
Benefits paid	(94)	(78)	(8)	(8)
Foreign currency effects	(89)	52	–	–
Fair value of plan assets, ending	$1,427	$1,662	$–	$–

Funded status	$(585)	$(189)	$(256)	$(206)
Adjustment for fourth quarter contributions	–	7	–	–
Pension liability recognized in the balance sheet	$(585)	$(182)	$(256)	$(206)

Prepaid benefit cost	$17	$68	–	$–
Accrued benefit liability – current	(13)	(11)	(8)	(8)
Accrued benefit liability – long-term	(589)	(239)	(248)	(198)
Net amount recognized in the balance sheet	$(585)	$(182)	$(256)	$(206)

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 14.	Employee Benefit Plans (Continued)

Included in accumulated other comprehensive income for pension benefits at June 30, 2009, are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized transition obligation of $4 million, unrecognized prior service costs of $32 million and unrecognized actuarial losses of $753 million.  The prior service cost and actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the fiscal year ended June 30, 2010, is $5 million and $31 million, respectively.

Included in accumulated other comprehensive income for postretirement benefits at June 30, 2009, are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credit of $7 million and unrecognized actuarial losses of $77 million.  The prior service credit and actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic benefit costs during the fiscal year ended June 30, 2010, is $1 million, and $5 million, respectively.

The following table sets forth the principal assumptions used in developing net periodic pension cost:

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Discount rate	6.5%	5.6%	6.8%	6.0%
Expected return on plan assets	7.2%	7.6%	N/A	N/A
Rate of compensation increase	3.9%	4.1%	N/A	N/A

The following table sets forth the principal assumptions used in developing the year-end actuarial present value of the projected benefit obligations:

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Discount rate	6.1%	6.5%	6.8%	6.8%
Rate of compensation increase	3.8%	3.9%	N/A	N/A

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $1.9 billion, $1.7 billion, and $1.3 billion, respectively, as of June 30, 2009, and $1.2 billion, $1.2 billion, and $1.0 billion, respectively, as of June 30, 2008.  The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were  $1.6 billion, $1.5 billion, and $1.1 billion, respectively, as of June 30, 2009, and $484 million, $474 million, and $282 million, respectively, as of June 30, 2008.  The accumulated benefit obligation for all pension plans as of June 30, 2009 and 2008, was $1.8 billion and $ 1.7 billion, respectively.

For postretirement benefit measurement purposes, an 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2009.  The rate was assumed to decrease gradually to 5.0% for 2016 and remain at that level thereafter.

Assumed health care cost trend rates have a significant impact on the amounts reported for the health care plans.  A 1% change in assumed health care cost trend rates would have the following effect:

	1% Increase	1% Decrease
	(In millions)
Effect on combined service and interest cost components	$4	$(3)
Effect on accumulated postretirement benefit obligations	$38	$(31)

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 14.	Employee Benefit Plans (Continued)

Plan Assets

The following table sets forth the actual asset allocation for the Company’s global pension plan assets as of the measurement date:

	20091, 2	2008

Equity securities	48%	51%
Debt securities	46%	41%
Other	6%	8%
Total	100%	100%

1
The Company’s U.S. pension plans contain approximately 62% of the Company’s global pension plan assets.  The target asset allocation for the Company’s U.S. pension plans consists of 60% equity securities, 30% debt securities, and 10% real estate.  The actual asset allocation for the U.S. pension plans as of the measurement date consists of 58% equity securities, 33% debt securities, and 9% in real estate.  The actual asset allocation for the Company’s foreign pension plans as of the measurement date consists of 32% equity securities, 66% debt securities, and 2% in other investments.  The target asset allocation for the Company’s foreign pension plans is approximately the same as the actual asset allocation.

2
The Company’s pension plans held 3.0 million shares of Company common stock as of the measurement date, June 30, 2009, with a market value of $81 million.  Cash dividends received on shares of Company common stock by these plans during the twelve-month period ended June 30, 2009, were $1.7 million.

Investment objectives for the Company’s plan assets are to:

•	Optimize the long-term return on plan assets at an acceptable level of risk.
•	Maintain a broad diversification across asset classes and among investment managers.
•	Maintain careful control of the risk level within each asset class.

Asset allocation targets promote optimal expected return and volatility characteristics given the long-term time horizon for fulfilling the obligations of the pension plans.  Selection of the targeted asset allocation for plan assets was based upon a review of the expected return and risk characteristics of each asset class, as well as the correlation of returns among asset classes.  The U.S. pension plans target asset allocation is also based on an asset and liability study that is updated periodically.

Investment guidelines are established with each investment manager.  These guidelines provide the parameters within which the investment managers agree to operate, including criteria that determine eligible and ineligible securities, diversification requirements, and credit quality standards, where applicable.  In some countries, derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of underlying investments.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 14.	Employee Benefit Plans (Continued)

External consultants monitor the investment strategy and asset mix for the Company’s plan assets.  To develop the Company’s expected long-term rate of return assumption on plan assets, the Company generally uses long-term historical return information for the targeted asset mix identified in asset and liability studies.  Adjustments are made to the expected long-term rate of return assumption when deemed necessary based upon revised expectations of future investment performance of the overall investment markets.  The expected long-term rate of return assumption used in computing 2009 net periodic pension cost for the pension plans was 7.2%.

Contributions and Expected Future Benefit Payments

The Company expects to contribute $38 million to the pension plans and $8 million to the postretirement benefit plan during 2010.

The following benefit payments, which reflect expected future service, are expected to be paid:

	Pension Benefits	Postretirement Benefits
	(In millions)

2010	$88	$8
2011	93	9
2012	98	11
2013	104	12
2014	110	13
2015 – 2019	647	83

Note 15.	Segment and Geographic Information

The Company is principally engaged in procuring, transporting, storing, processing, and merchandising agricultural commodities and products.  The Company’s operations are classified into three reportable business segments:  Oilseeds Processing, Corn Processing and Agricultural Services.  Each of these segments is organized based upon the nature of products and services offered.  The Company’s remaining operations are aggregated and classified as Other.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 15.	Segment and Geographic Information (Continued)

The Oilseeds Processing segment includes activities related to the crushing and origination of oilseeds such as soybeans, cottonseed, sunflower seeds, canola, rapeseed, peanuts, and flaxseed into vegetable oils and protein meals principally for the food and feed industries.  In addition, oilseeds and oilseed products may be processed internally or resold into the marketplace as raw materials for other processing.  Crude vegetable oil is sold "as is" or is further processed by refining, bleaching, and deodorizing into salad oils.  Salad oils can be further processed by hydrogenating and/or interesterifying into margarine, shortening, and other food products. Partially refined oil is sold for use in paints and other industrial products.  Refined oil can be further processed for use in the production of biodiesel.  Oilseed meals are primary ingredients used in the manufacture of commercial livestock and poultry feeds.  Oilseeds Processing includes activities related to the production of natural health and nutrition products and the production of other specialty food and feed ingredients.  This segment also includes activities related to the Company’s interests in its unconsolidated affiliate in Asia, Wilmar International Limited.

The Corn Processing segment includes activities related to the production of sweeteners, starches, dextrose, and syrups primarily for the food and beverage industry as well as activities related to the production, by fermentation, of bioproducts such as ethanol, amino acids, and other food, feed and industrial products.

The Agricultural Services segment utilizes the Company’s extensive grain elevator and transportation network to buy, store, clean, and transport agricultural commodities, such as oilseeds, corn, wheat, milo, oats, rice, and barley, and resells these commodities primarily as food and feed ingredients for the agricultural processing industry.  In addition, the Agricultural Services’ segment includes activities related to edible bean procurement, rice milling, formula feed, and animal health and nutrition.  Agricultural Services’ grain sourcing and transportation network also provides reliable and efficient services to the Company’s agricultural processing operations. Also included in Agricultural Services are the activities of A.C. Toepfer International, a global merchant of agricultural commodities and processed products.

Other includes the Company’s remaining processing operations, consisting of activities related to processing agricultural commodities into food ingredient products such as wheat into wheat flour, cocoa into chocolate and cocoa products, barley into malt, and sugarcane into sugar and ethanol.  Other also includes financial activities related to banking, captive insurance, private equity fund investments, and futures commission merchant activities.

Intersegment sales have been recorded at amounts approximating market.  Operating profit for each segment is based on net sales less identifiable operating expenses, including an interest charge related to working capital usage.  Also included in segment operating profit are equity in earnings of affiliates based on the equity method of accounting.  Unallocated corporate expenses, investment income, unallocated interest expense, marketable securities transactions, FIFO to LIFO inventory adjustments and minority interest eliminations have been excluded from segment operations and classified as Corporate.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 15.	Segment and Geographic Information (Continued)

Segment Information
	2009	2008	2007
	(In millions)
Sales to external customers
Oilseeds Processing	$24,518	$23,279	$13,943
Corn Processing	7,723	7,137	5,825
Agricultural Services	31,584	33,968	20,419
Other	5,382	5,432	3,831
Total	$69,207	$69,816	$44,018

Intersegment sales
Oilseeds Processing	$109	$535	$328
Corn Processing	80	99	50
Agricultural Services	2,767	2,965	1,833
Other	153	140	125
Total	$3,109	$3,739	$2,336

Net sales
Oilseeds Processing	$24,627	$23,814	$14,271
Corn Processing	7,803	7,236	5,875
Agricultural Services	34,351	36,933	22,252
Other	5,535	5,572	3,956
Intersegment elimination	(3,109)	(3,739)	(2,336)
Total	$69,207	$69,816	$44,018

Depreciation
Oilseeds Processing	$190	$202	$190
Corn Processing	319	293	285
Agricultural Services	96	92	91
Other	101	114	112
Corporate	24	20	23
Total	$730	$721	$701

Asset abandonments and write-downs
Oilseeds Processing	$4	$28	$6
Corn Processing	–	2	15
Other	9	2	–
Total	$13	$32	$21

Interest expense
Oilseeds Processing	$89	$186	$136
Corn Processing	17	49	46
Agricultural Services	80	170	133
Other	86	119	134
Corporate	197	(11)	(2)
Total	$469	$513	$447

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 15.	Segment and Geographic Information (Continued)

	2009	2008	2007
	(In millions)
Investment income
Oilseeds Processing	$36	$24	$17
Agricultural Services	29	48	29
Other	79	136	137
Corporate	37	61	74
Total	$181	$269	$257

Equity in earnings of affiliates
Oilseeds Processing	$283	$156	$88
Corn Processing	44	53	54
Agricultural Services	76	105	29
Other	(253)	113	105
Corporate	(5)	(12)	18
Total	$145	$415	$294

Operating profit
Oilseeds Processing	$1,280	$1,040	$1,139
Corn Processing	185	961	1,105
Agricultural Services	994	1,017	538
Other	(6)	423	379
Total operating profit	2,453	3,441	3,161
Corporate	47	(847)	(17)
Earnings before income taxes	$2,500	$2,594	$3,144

Investments in and advances to affiliates
Oilseeds Processing	$1,202	$1,059
Corn Processing	402	431
Agricultural Services	201	242
Other	256	593
Corporate	398	448
Total	$2,459	$2,773

Identifiable assets
Oilseeds Processing	$10,266	$12,906
Corn Processing	6,333	5,779
Agricultural Services	5,657	9,876
Other	7,965	7,922
Corporate	1,361	569
Total	$31,582	$37,052

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 15.	Segment and Geographic Information (Continued)

	2009	2008
	(In millions)
Gross additions to property, plant, and equipment
Oilseeds Processing	$258	$190
Corn Processing	1,018	979
Agricultural Services	254	166
Other	471	405
Corporate	58	49
Total	$2,059	$1,789

Geographic information:  The following geographic area data include net sales and other operating income attributed to the countries based on the location of the subsidiary making the sale and long-lived assets based on physical location.  Long-lived assets represent the sum of the net book value of property, plant, and equipment plus goodwill related to consolidated businesses.

	2009	2008	2007
	(In millions)
Net sales and other operating income
United States	$35,485	$37,466	$24,244
Germany	7,431	8,335	6,569
Other Foreign	26,291	24,015	13,205
	$69,207	$69,816	$44,018

Long-lived assets
United States	$6,452	$5,554
Foreign	1,754	1,817
	$8,206	$7,371

Note 16.	Guarantees and Commitments

The Company has entered into agreements, primarily debt guarantee agreements related to equity-method investees, which could obligate the Company to make future payments if the primary entity fails to perform its contractual obligations.  The Company has not recorded a liability for payment of these contingent obligations, as the Company believes the fair value of these contingent obligations is immaterial.  The Company has collateral for a portion of these contingent obligations.  These contingent obligations totaled $137 million at June 30, 2009.  Amounts outstanding for the primary entity under these contingent obligations were $82 million at June 30, 2009.

During fiscal year 2009, the Company had under construction new ethanol, propylene/ethylene glycol, PHA, cocoa production facilities, and two cogeneration facilities.  As of June 30, 2009, the Company has entered into purchase commitments totaling $252 million with third parties related to the construction of those facilities.

Archer Daniels Midland Company

Notes to Consolidated Financial Statements (Continued)

Note 17.	Quarterly Financial Data (Unaudited)

	Quarter
	First	Second	Third	Fourth	Year
	(In millions, except per share amounts)
Fiscal 2009
Net Sales	$21,160	$16,673	$14,842	$16,532	$69,207
Gross Profit	1,867	1,212	649	361	4,089
Net Earnings Attributable to Controlling Interests	1,045	578	3	58	1,684
Basic Earnings Per Common Share	1.62	0.90	0.00	0.09	2.62
Diluted Earnings Per Common Share	1.62	0.90	0.00	0.09	2.62

Fiscal 2008
Net Sales	$12,828	$16,496	$18,708	$21,784	$69,816
Gross Profit	930	948	1,157	807	3,842
Net Earnings Attributable to Controlling Interests	435	468	511	366	1,780
Basic Earnings Per Common Share	0.68	0.73	0.79	0.57	2.76
Diluted Earnings Per Common Share	0.67	0.72	0.79	0.57	2.75

Net earnings attributable to controlling interests for the second quarter ended December 31, 2008, third quarter ended March 31, 2009, and fourth quarter and year ended June 30, 2009 include charges to other income of $51 million ($32 million after tax, equal to $0.05 per share), $212 million ($132 million after tax, equal to $0.21 per share), $12 million ($7 million after tax, equal to $0.01 per share) and $275 million ($171 million after tax equal to $0.27 per share), respectively, related to equity losses resulting from currency derivative losses of the Company’s investee, Gruma S.A.B. de C.V.  Net earnings attributable to controlling interests for the third quarter ended March 31, 2009, and fourth quarter and year ended June 30, 2009 include income tax charges of $97 million or $0.15 per share, $61 million or $0.09 per share, and $158 million or $0.24 per share, respectively, resulting from the reorganization of the holding company structure in which the Company holds a portion of its equity investment in Wilmar International Limited.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Archer Daniels Midland Company
Decatur, Illinois

We have audited the accompanying consolidated balance sheets of Archer Daniels Midland Company (the Company) as of June 30, 2009 and 2008, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Archer Daniels Midland Company at June 30, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1, 8, 11, 12, and 15 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Archer Daniels Midland Company’s internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated August 26, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri
August 26, 2009, except for the retrospective
adjustments described in Notes 1, 8, 11, 12, and
15, as to which the date is March 19, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Archer Daniels Midland Company
Decatur, Illinois

We have audited Archer Daniels Midland Company’s internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Archer Daniels Midland Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Archer Daniels Midland Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Archer Daniels Midland Company as of June 30, 2009 and 2008, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009, of Archer Daniels Midland Company and our report dated August 26, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri
August 26, 2009